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AMENDED AND RESTATED OPERATING AGREEMENT OF
BLUEGREEN/BIG CEDAR VACATIONS, LLC

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INDEX OF EXHIBITS

Exhibit A	Names, Addresses, Capital Accounts, and Percentage Interests of Members
Exhibit B	Big Cedar Timeshare Property
Exhibit C	Red Rock Bluff Property
Exhibit D	Red Rock Bluff Business Plan
Exhibit E	Deliberately Omitted
Exhibit F	Business Plan
Exhibit G	Annual Budget

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AMENDED AND RESTATED OPERATING AGREEMENT

OF

BLUEGREEN/BIG CEDAR VACATIONS, LLC

a Delaware limited liability company

           THIS AMENDED AND RESTATED OPERATING AGREEMENT OF BLUEGREEN/BIG CEDAR VACATIONS, LLC (“Agreement”) is made and entered into as of this 31st day of December, 2007 (the “Effective Date”) by and among those Persons identified on Exhibit A attached hereto (the “Members”).

WITNESSETH

           WHEREAS, Bluegreen/Big Cedar Vacations, LLC (the “Company”) was formed as a Delaware limited liability company on May 1, 2000 pursuant to and under the Act, by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware;

           WHEREAS, the Company is currently governed by that certain Operating Agreement of Bluegreen/Big Cedar Vacations, LLC dated as of June 16, 2000 (the “Original Operating Agreement”), for the purpose of setting forth the understandings and agreements of the Members with respect to the organization and operation of the Company and the scope and conduct of its business, including its development of the timeshare project Big Cedar Wilderness Club Condominium in Ridgedale, Missouri, which is marketed as Wilderness Club at Big Cedar, a Bluegreen Resort (the “Original Project”);

           WHEREAS, the Company has acquired or will acquire certain real property adjacent to the Original Project for purposes of the construction and development of the Building 3000 Project (as defined herein), and has acquired the Red Rock Bluff Property (as defined herein) for purposes of the construction and development of the Red Rock Bluff Timeshare Project (as defined herein); and

           WHEREAS, in connection with the acquisition of such property and the construction and development of the Building 3000 Project and the Red Rock Bluff Timeshare Project, the Members now desire to amend and restate the Original Operating Agreement in its entirety on the terms and conditions set forth herein.

           NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and the mutual promises contained herein, the Members mutually covenant and agree as follows:

ARTICLE 1.     ORGANIZATION

          Section 1.1     Continuation Of The Company. The Members hereby agree to continue the existence of the Company as a limited liability company under the Act, and all other pertinent Laws of the State of Delaware for the purposes and upon the terms and conditions

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hereinafter set forth. The Members agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as provided herein.

          Section 1.2     Name. The name of the Company shall be “Bluegreen/Big Cedar Vacations, LLC,” or such other name as shall be determined by the Management Committee from time to time.

          Section 1.3     Term. The term of the Company commenced as of May 1, 2000 and shall continue until the winding up and liquidation of the Company following a Liquidation Event, as provided in Article 9.

          Section 1.4     Character of Business; Powers.

                       (A)     The business of the Company (the “Business”) is to (1) acquire, design, develop, own, operate, market and sell the Timeshare Projects and such other Resort Interest Program(s) as may be mutually agreed upon in writing by the Members, in accordance with the provisions of this Agreement; (2) lease, finance, hold, manage, sell, exchange or otherwise dispose of all or any part of the timeshare units of the Business and the receivables or other assets arising from the sale of timeshare interests; (3) borrow money in furtherance of the Business; and (4) exercise all rights and powers and engage in all activities related or ancillary to the foregoing, as determined by the Management Committee, which a limited liability company may legally exercise pursuant to the Act.

                       (B)     The Company shall not engage in any activity other than the Business and no Member shall have any authority to hold himself or herself out as an agent of the Company in any activity other than the Business and then only in conformity with the provisions of this Agreement.

          Section 1.5     Principal Place of Business. The principal place of business of the Company shall be at 4960 Conference Way North, Suite 100, Boca Raton, Florida, 33431, or such other location as may be hereafter determined by the Management Committee.

          Section 1.6     Domestic Registered Agent and Registered Office. The name of the Company’s registered agent for service of process in Delaware and its registered office in Delaware shall be The Corporation Services Company, at 2711 Centerville Road, Suite 408, Wilmington, DE 19808, on whose records shall be shown that notice to the Company is to be sent to (A) Big Cedar, L.L.C., 2500 East Kearney Street Springfield, Missouri 65898, Attention: General Counsel; and (B) Bluegreen Corporation, 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431, Attn: General Counsel; provided, however, the Management Committee may change such registered agent and/or registered office, at any time, by making all appropriate filings.

          Section 1.7     Foreign Agents and Registered Office. The Management Committee shall (A) take or cause to be taken all action necessary to register the Company as a foreign limited liability company authorized to transact business in other states (collectively, the “Foreign States”) if any, as the conduct of the Company’s business so requires; and (B) select and cause the Company to maintain resident or registered agents and offices in each of the Foreign States

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where the maintenance of the same is required by applicable Law, and may change such agents and/or offices, at any time by making all appropriate filings.

          Section 1.8     Certain Definitions. As used herein, the following terms have the following meanings:

                       (A)     “ Act” means the Delaware Limited Liability Company Act, 6 DEL.C§18-101, et. seq., as the same may be supplemented, amended or modified.

                       (B)     “ Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

                                  (1)       credit to such Capital Account any amounts that such Member is obligated to restore to the Company pursuant to this Agreement or is deemed obligated to restore pursuant to Treasury Regulation § 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulation §§ 1.704-2(g)(1) and 1.704-2(i)(5); and

                                  (2)       debit to such Capital Account such Member’s share of the items described in Treasury Regulation §§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6)

                    The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation § 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

                       (C)     “ Affiliate,” as to any Person means (1) any other Person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with such Person, or (2) a trust which has as its principal income beneficiaries or remaindermen such Person and/or a member or members of such Person’s Immediate Family. The terms “controlling,” “controlled” and “common control with” mean the ability, by ownership of voting securities or otherwise, directly or indirectly, to direct the managerial and operating policies of a Person. “Affiliated” shall have a corresponding meaning. For purposes of Section 7.7, Affiliates of BCLLC shall not include Tracker Marine, L.L.C., a Missouri limited liability company, and its subsidiaries or Tracker Marine Retail, LLC, a Delaware, LLC, and its subsidiaries. Affiliates of Bluegreen shall include any Affiliate of Bluegreen or any entity that is controlled directly or indirectly by BFC Financial Corporation, provided, however, for purposes of Section 2.6, Section 7.6 and Article 8, Affiliates of Bluegreen shall only include Bluegreen Corporation and any controlled subsidiary of Bluegreen Corporation.

                       (D)     “ Agreement” means this Agreement, as amended from time to time as herein provided.”

                       (E)     “ Bankruptcy Event” means, with respect to any Person, (i) the commencement by such Person of a voluntary case under, or the consent by such Person to the entry of an order for relief in an involuntary case under, any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Law now or hereafter in effect, or (ii) the consent by such Person to the appointment of, or taking possession by, a receiver, custodian, liquidator, assignee, trustee or sequestrator (or other similar official) of such Person or

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of any substantial part of its assets, or (iii) the making of a general assignment by such Person generally to pay its debts as they benefit creditors, or (iv) the admission in writing of such Person of its inability to pay its debts as they become due in the ordinary course of business, or (v) the adoption of a resolution by its directors or shareholders (or analogous managers or equity owners) in furtherance of any of the foregoing, or (vi) the entry by a court of competent jurisdiction of a decree or order for relief in respect of such Person in an involuntary case under any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Law now or hereafter in effect and the continuance of such decree or order unstayed and in effect for a period of ninety (90) days, or (vii) the appointment of a receiver, examiner, custodian, liquidator, assignee, trustee or sequestrator (or other similar official) of such Person or of any substantial part of its assets, not dismissed within ninety (90) days, or (viii) the ordering of the winding up or liquidation of its affairs, or conversion of a pending reorganization proceeding into a proceeding under Chapter 7 of the Bankruptcy Code or other proceeding to liquidate or otherwise dispose of a substantial part of such Person’s properties.

                       (F)     “ BC” means Bluegreen Corporation, a Massachusetts corporation, and the sole shareholder of Bluegreen.

                       (G)     “ BCLLC” means Big Cedar, L.L.C. a Missouri limited liability company, or its permitted assignee.

                       (H)     “ Big Cedar Lodge” means that certain hotel facility known as the Big Cedar Lodge at Ridgedale, located in Taney County, Missouri, which as of the date hereof is owned and operated by BCLLC.

                       (I)     “ Big Cedar Owners’ Association” means Big Cedar Resort Club Owners Association, Inc., a Missouri not for profit corporation.

                       (J)     “ Big Cedar Timeshare Project” means that certain timeshare project developed by the Company, inclusive of Original Project and the Building 3000 Project, located contiguous to the Big Cedar Lodge in Taney County, Missouri, which timeshare project is located on the Big Cedar Timeshare Property.

                       (K)     “ Big Cedar Timeshare Property” means that certain property described on Exhibit B hereto, on which the Big Cedar Timeshare Project is located or to be located.

                       (L)     “ Bluegreen” means Bluegreen Vacations Unlimited, Inc., a Florida corporation, or its permitted assignee.

                                 “ Bluegreen Vacation Club” means that certain vacation club operated by Bluegreen, which was initially filed pursuant to Florida Statutes Chapter 721 (The Florida Vacation Plan and Timesharing Act), and is identified in accordance with such registration as the Bluegreen Vacation Club.

                      (M)     “ Building 3000 Project” means that certain portion of the Big Cedar Timeshare Project currently referred to as “Building 3000”, which has been approved by the Members and as further described in the Business Plan attached hereto as Exhibit F.

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                       (N)     “ Business Property” means all property, assets and interests (whether real or personal, tangible or intangible) owned or held from time to time by the Company, including without limitation the Big Cedar Timeshare Property and the Red Rock Bluff Property.

                       (O)     “ Capital Account” means the separate capital account maintained for each Member on the Company’s books and records as provided in Section 2.3.

                       (P)     “ Capital Contribution” means with respect to any Member, the amount of money and the Gross Asset Value of any property (other than money) contributed by such Member to the Company.

                       (Q)     “ Code” means the Internal Revenue Code of 1986, as amended from time to time.

                       (R)     “ Cumulative Loan Return” means:

                                  (1)          with respect to a Member’s Unreturned Member Loan for any Member Loan made by a Member with the other Member’s consent or pursuant to Section 2.2(B), whereby both Members make such Member Loan in proportion to their Percentage Interest, or the Member Loan described in Section 6.9(B)(3), a cumulative rate of return equal to the average prime rate, as published in the Wall Street Journal, plus 1%, compounded annually and taking proper account of the amount and timing of (i) each such Member Loan and (ii) any distributions made to such Member under Sections 3.1(A) and (B); and

                                  (2)          with respect to a Member’s Unreturned Member Loan for any Member Loan made by a Member as a result of the other Member failing to make an agreed Additional Capital Contribution or Member Loan in proportion to its Percentage Interest, a cumulative rate of return equal to the average prime rate, as published in the Wall Street Journal, plus 5%, compounded annually and taking proper account of the amount and timing of (i) each such Member Loan and (ii) any distributions made to such Member under Sections 3.1(A) and (B).

                       (S)      “ Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such period; provided, if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such period, Depreciation shall be (1) an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such period bears to such beginning adjusted tax basis or (2) if the federal income tax depreciation, amortization or other cost recovery deduction for such period is zero, an amount with reference to such beginning Gross Asset Value using any reasonable method selected by the Management Committee ; provided further, if the remedial allocation method described in Treasury Regulation § 1.704-3(d) is used to take account of the difference between an asset’s Gross Asset Value and its adjusted tax basis, Depreciation shall be determined in accordance with Treasury Regulation § 1.704-3(d)(2).

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                       (T)     “ Field Operating Profit” means Net Sales Volume less costs of sales and all operating expenses, excluding the Brand Licensing Fee and the Marketing Fee. Field Operating Profit is exclusive of income taxes and any financing income or expenses.

                       (U)     “ Fractional Interest Development” shall mean a Resort Interest Program in which the interests that are conveyed to purchasers are in increments of time that are greater than or equal to six weeks per year.

                       (V)     “ Governmental Entity” means any government or any governmental agency, ministry, authority, bureau, board, commission, department, political subdivision or court, whether federal, state, provincial, municipal, or local, domestic or foreign.

                       (W)     “ Gross Asset Value” means, with respect to any asset of the Company, the asset’s adjusted basis for federal income tax purposes as of the relevant date, except as follows:

                                   (1)        The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of contribution, as determined by the Management Committee.

                                  (2)        The Gross Asset Value of all Company assets shall be adjusted (at the election of the Management Committee ) to equal their respective gross fair market values, as determined by the Management Committee, (a) upon the occurrence of any of the events described in Treasury Regulation § 1.704-1(b)(2)(iv)(f)(5) and (b) at such other times as the Management Committee may reasonably determine necessary or advisable in order to comply with Treasury Regulation §§ 1.704-1(b) and 1.704-2.

                                  (3)        The Gross Asset Value of any Company asset distributed to a Member shall be equal to the gross fair market value of such asset on the date of distribution as determined by the Management Committee.

                                  (4)        The Gross Asset Value of any Company asset with respect to which an adjustment to tax basis has occurred by reason of application of Code Section 734(b) or 743(b) shall be increased or decreased only if such adjustment is required to be taken into account in determining Capital Accounts pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(m); provided, the Gross Asset Value shall not be adjusted pursuant to this subsection (4) to the extent that an adjustment pursuant to subsection (2) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (4).

                                  (5)        If the Gross Asset Value of an asset is not equal to its adjusted tax basis for federal income tax purposes, such Gross Asset Value shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses and other items allocated pursuant to Article 4.

                       (X)     “ Immediate Family” means, with respect to any Person, the parents, siblings, spouse and lineal descendants, spouses of such lineal descendants and any trust for the benefit of, or the legal representative of, any of the preceding persons, or any partnership substantially all of the partners of which are one or more of such persons or the Person or any

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limited liability company substantially all of the members of which are one or more of such persons or the Person.

                       (Y)     “ Law” means any federal, state, provincial, municipal, or local, domestic or foreign, constitutional provision, statute, law (including, without limitation, any common law), ordinance, by-law, rule, code, guideline, standard, regulation, Permit, decree, injunction, judgment, order or legally binding ruling, determination, finding, directive or writ of any Governmental Entity.

                       (Z)     “ Marketing Agreement” shall mean that certain Amended and Restated Marketing and Promotions Agreement, dated as of the date hereof, by and among Bass Pro, Inc., BCLLC, Bluegreen and the Company.

                       (AA)     “ Membership Interest” means the limited liability company interest of a Member in the Company, including such Member’s rights to distributions (liquidating or otherwise) and allocations, together with the duties and obligations of such Member to comply with this Agreement. Membership Interests shall be personal property for all purposes.

                       (BB)     “ Net Sales Volume” shall mean the dollar amount of annual sales of timeshare interests at the Timeshare Projects recognizable in accordance with United States generally accepted accounting principles, which include among other things, deferrals or reductions in sales of timeshare interests for purchaser rescissions, equity trade allowance, cancellations and provision for defaults.

                       (CC)     “ Operating Proceeds” for the applicable period means all gross cash receipts from operations of the Company during such period (excluding Dissolution Proceeds but including borrowed monies and funds released from reserves by the Management Committee, in its discretion, for previously established reasons), less the following costs and expenses (to the extent as determined by the Management Committee not paid from reserves) and other items paid during such period: (1) operational cash disbursements and cash operating expenses; (2) current interest, principal and debt service paid on any indebtedness of the Company; (3) cash expenditures for capital improvements and other capital items; and (4) a reasonable allowance for reserves, contingencies and anticipated obligations as determined by the Management Committee; provided, Operating Proceeds shall not include any cash arising from refinancing of debt.

                       (DD)     “ Percentage Interest” means, with respect to a Member, the percentage set forth opposite such Member’s name on Exhibit A hereto, as may be updated from time to pursuant to Section 2.1.

                       (EE)     “ Permit” means any license, permit, registration, concession, franchise, certificate of authority or order, certificate of occupancy, certificate of approval, approval, authorization or any waiver of the foregoing, issued by any Governmental Entity.

                       (FF)     “ Person” means an individual, partnership, corporation, limited liability company, trust, governmental entity or other association.

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                       (GG)     “ Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss), with the following adjustments:

                                     (1)        Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses shall increase the amount of such income or decrease the amount of such loss;

                                     (2)        Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as such pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall decrease the amount of such income or increase the amount of such loss;

                                     (3)        Gain or loss resulting from any disposition of Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, rather than the adjusted tax basis of such assets;

                                     (4)        In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, Depreciation for such period shall be taken into account;

                                     (5)        To the extent an adjustment to the adjusted tax basis of any asset included in Company assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Membership Interest, the amount of such adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and will be taken into account for the purposes of computing Profits and Losses;

                                     (6)        If the Gross Asset Value of any Company asset is adjusted in accordance with subsection (2) or subsection (3) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Profits or Losses; and

                                     (7)        Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 4.2 shall not be taken into account in computing Profits or Losses.

                        The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 4.2 hereof will be determined by applying rules analogous to those set forth in this definition of Profits and Losses.

                        (HH)    “ Proprietary Information” – means: (a) all confidential or proprietary information of the Company, any Affiliate of the Company, a Member or any Affiliate of a

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Member, including business plans and strategies, financial information regarding the Company’s and its Affiliates’ businesses, customers, assets, contracts, accounts, books and relationships disclosed to or otherwise received by any Member or any of its Affiliates or representatives; and (b) any portion of any notes, analyses, compilations, studies, interpretations or other documents prepared by any Member or any of its Affiliates or representatives to the extent the same contain, reflect, are derived from, or are based upon, any of the information described in clause (a).

                    (II)     “ Red Rock Bluff Property” means that certain property, more particularly described in Exhibit C hereto and incorporated herein by this reference, purchased by the Company for the development of the Red Rock Bluff Timeshare Project.

                    (JJ)     “ Red Rock Bluff Timeshare Project” means that certain timeshare project to be developed on the Red Rock Bluff Property by the Company in accordance with the terms hereof.

                    (KK)    “ Resort Interest Program” shall mean any form of timeshare, interval interest, timeshare exchange, undivided interest program, timeshare club membership, points-based program, or occupancy program, whereby the use, occupancy or possession of real property or real property improvements has been made subject to a conveyance, use or occupancy or possession right, which circulates among purchasers according to a first come, first serve reservation system, or a floating or fixed time schedule on a periodic, re-occurring basis, over any period of time in excess of one (1) year in duration.

                    (LL)     “ Timeshare Projects” shall mean collectively the Big Cedar Timeshare Project and the Red Rock Bluff Timeshare Project, together with such other Resort Interest Programs as may be owned, developed and sold by the Company as determined by the Members from time to time.

                    (MM)    “ Treasury Regulation” means the final or temporary income tax regulation promulgated under the Code, as such regulations may be amended from time to time.

                    (NN)     “ Unreturned Member Loan” means, with respect to a Member as of any relevant determination date, the excess (if any) of (1) the aggregate amount of such Member’s Member Loans calculated on a net basis (i.e., net of any liabilities assumed by the Company or secured by any property contributed to the Company or secured by any property contributed to the Company in connection with any Member Loan) over (2) the aggregate amount of distributions previously made to such Member pursuant to Section 3.1(B).

          Section 1.9     Other Defined Terms. Each of the following terms shall have the meaning assigned to such term in the Section indicated:

Other Defined Terms

Term	Section

Additional Capital Contributions	2.2(A)
Annual Budget	6.9(C)
Approved Agreements	7.4
Bluegreen CEO	10.7(C)

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BP/Tracker Competitor	7.6(A)
Brand Licensing Fee	7.10(B)
Business	1.4(A)
Business Plan	6.9(C)
CEOs	10.7(C)
Company	Recitals
Company RFC Financing	2.6
Debtor Party	3.4(B)
Disproportionate Losses	4.1(B)(2)
Dissociating Member	9.2(A)
Dissociation Event	9.1(A)(4)
Dissolution Proceeds	9.3(B)
Dissolution Reserves	9.3(B)(3)
Effective Date	Recitals
Fiscal Year	5.2
Foreclosure Conveyance	2.6(C)
Foreign States	1.7(A)
Future Big Cedar Amenities	6.9(A)(1)
General Manager	6.4
Liquidation Event	9.1(A)
Management Committee	6.1(A)
Manager	6.1(A)
Marketing Fee	7.10(B)
Master Use and Development Plan	6.9(B)(8)
Member Party	6.12(A)
Member Loan	2.2(A)
Members	Recitals
Original Operating Agreement	Recitals
Original Project	Recitals
Participate	7.8(A)
Participation Offer Notice	7.8(C)
Proposed Project	7.8(A)
Red Rock Bluff Business Plan	6.9(B)(1)
Regulatory Allocations	4.2(D)
Repayment Date	2.6(E)
Restricted Area	7.6(C)(1)
RFC	2.6
RFC Loan	2.6
Tax Distributions	3.2(A)
Timeshare Owner Use	7.10(D)(1)
Transfer	8.1(A)
Winding-Up Member	9.3(B)

          Section 1.10     References; Pronouns; Headings. Except as otherwise specifically indicated, all references to Section, Subsection or Article numbers refer to Sections, Subsections

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and Articles of this Agreement and all references to Exhibits refer to the Exhibits attached hereto. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereof,” “hereunder,” and similar terms shall refer to this Agreement, unless the context otherwise requires. Captions contained in this Agreement in no way define, limit or extend the scope or intent of this Agreement. The definitions set forth in Section 1.8 and Section 1.9 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine, and neuter forms.

ARTICLE 2.     CAPITAL ACCOUNTS AND CONTRIBUTIONS; MEMBER LOANS

          Section 2.1     Capital Contributions. On or prior to the Effective Date, each of the Members made Capital Contributions to the Company as set forth on Exhibit A hereto. The Management Committee shall update Exhibit A from time to time to reflect any Additional Capital Contributions and any Member Loans made by the Members, any change in the Members’ relative Percentage Interests, the admission of any additional Members, the Transfer of any Membership Interest and any other relevant events.

          Section 2.2     Additional Capital Contributions; Additional Membership Interests.

                    (A)           Notwithstanding any other provision in this Agreement, and subject to Section 2.2(B), no additional Capital Contributions (“Additional Capital Contributions”) shall be permitted or required to be made by any Member except as unanimously agreed by the Members. The Members contemplate that any Additional Capital Contributions will be made in accordance with the Members’ then relative Percentage Interests; provided, the Members hereby agree that any loans by Member to the Company and/or if any Additional Capital Contribution made by a Member exceeds its proportionate share, the amount of such excess or loans shall be a “Member Loan” entitled to the preferences and priorities set forth in this Agreement.

                    (B)           Additional Capital Contributions or a Member Loan are permitted to be made without unanimous agreement of the Members only to enable the Company to satisfy a then-existing contractual obligation that it would otherwise be unable to satisfy. Prior to any Additional Capital Contribution or Member Laon being made pursuant to this Section 2.2(B), the Member proposing to make such Additional Capital Contribution or a Member Loan shall deliver written notice to the other Member, and give such Member the opportunity to make a portion of such Additional Capital Contribution or a Member Loan in accordance with such Member’s relative Percentage Interest. The repayment of Member Loans shall be first applied to Cumulative Loan Return, then to principle amount of Member Loans. Member Loans shall be repaid as provided in Sections 3.1 and 4.3 and to the extent not previously repaid as provided above, shall be repaid in full (including any Cumulative Loan Return) upon the later of 12 months after such Member Loan is made and demand by the Member to the Company.

                    (C)           Additional Membership Interests may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as Members, in each case only upon approval of all of the Members on such terms and conditions as the Members may unanimously determine in their sole discretion. The provisions of this

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Section 2.2(C) shall not apply to Transfers of Membership Interests or admissions of transferees in connection therewith, such matters being governed by Article 8 of this Agreement.

          Section 2.3     Capital Accounts.

                    (A)        The Company shall maintain on its books a Capital Account for each Member in accordance with this Section 2.3. At any time, each Member’s Capital Account shall be equal to (1) such Member’s Capital Contributions, plus (2) such Member’s allocable share of Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 4.2, plus (3) the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member, minus (4) the amount of cash and the Gross Asset Value of any Company asset other than cash distributed to such Member, minus (5) such Member’s allocable share of Losses and any other items in the nature of deductions or losses that are specially allocated to such Member pursuant to Section 4.2, and minus (6) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company. The Members agree and acknowledge that their respective Capital Account balances as of November 30, 2007 are as set forth in Exhibit A hereto.

                    (B)        If any Member transfers all or a portion of its Membership Interest in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account relates to the portion of the Membership Interest so transferred.

                    (C)        In determining the amount of any liability for purposes of Section 2.3(A), Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations will be taken into account.

                    (D)        This Section 2.3 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation §§ 1.704-1(b) and 1.704-2 and shall be interpreted and applied consistently therewith. In the event that the Management Committee shall unanimously determine that it is prudent to modify the manner in which the Capital Accounts, or any credits or debits thereto, are computed in order to comply with such Treasury Regulations, the Management Committee (consenting or voting unanimously only) may make such modification, provided it is not likely to have a material effect on the amounts distributable to any Member upon the dissolution of the Company.

                    (E)        The treatment of Member Loans and interest thereon shall be treated in accordance with applicable Laws and the Treasury Regulations, and such treatment shall be reflected in the determination of Profits, Losses, and Capital Accounts.

          Section 2.4     Negative Capital Accounts. Notwithstanding anything to the contrary in this Agreement, no Member shall be required to make a Capital Contribution to the Company to restore a negative Capital Account on dissolution of the Company or otherwise.

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          Section 2.5     Certain Limitations.

                    (A)        Except as provided in the Agreement, no Member shall (1) be entitled to demand or receive the return of, all or any portion of such Member’s Capital Contributions or Capital Account balance, (2) be entitled to receive any interest or preferred return on its Capital Contributions or Capital Account balance, (3) have any priority over other Members as to distributions or (4) the right to withdraw any part of its Capital Contribution from the Company prior to its liquidation and termination pursuant to Article 9 hereof. Any unreturned Capital Contribution is not a liability of the Company or of any Member, and no Member is required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

                    (B)        The rights and obligations of the Members under this Article 2 are for the exclusive benefit of the Members, and no creditor or other Person having dealings with the Company shall have any right or claim hereunder.

                    (C)        Each Member hereby waives any right of partition and all other rights otherwise available to such Member to sever its relationship with the Company or its interest in Company assets from the interests of other Members.

                    (D)        Each Member hereby agrees that no Member shall have any appraisal rights under Section 18-210 of the Act.

                    (E)        Except as otherwise provided in this Agreement, or as may be provided in any separate agreement between the Company and a Member or an Affiliate of a Member, each Member shall bear its own costs and expenses in dealings with the Company.

          Section 2.6     RFC Loan. The Members acknowledge and agree that (i) the Company has obtained financing (the “Company RFC Financing”) under a master line of credit (the “RFC Loan”) obtained by Bluegreen from Residential Funding Company, LLC (“RFC”); (ii) BC has guaranteed the Company’s payment and performance of the Company RFC Financing; and (iii) certain provisions of the RFC Loan may permit RFC to foreclose on certain Business Property if Bluegreen or its Affiliates default under a portion of the RFC Loan other than the Company RFC Financing. In connection with the Company RFC Financing, the Members agree that:

                    (A)        Bluegreen shall have the right to amend or modify the RFC Loan in such manner as it determines in its sole and absolute discretion; provided, any modification of the Company RFC Financing shall be subject to the prior written approval of BCLLC, and provided further that any amendment or modification of the Company RFC Financing that would have a material adverse effect on the Company or BCLLC shall require the prior written approval of BCLLC recognizing that Bluegreen shall be responsible for all other obligations in connection with the RFC Loan other than with respect to the Company RFC Financing.

                    (B)        In the event BC is required to pay any liability of the Company in connection with the Company RFC Financing or other financing transaction that has been approved by both Members pursuant to BC’s guarantee thereof, if any, then such payment shall be treated as a Member Loan and BCLLC shall reimburse BC for a percentage of such liability

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equal to BCLLC’s Percentage Interest. Upon delivery of written notice from BC to the Company and BCLLC that any amounts due from BCLLC to BC pursuant to this Section 2.6(B) are more than fifteen (15) days overdue, which notice shall set forth the amounts due and include evidence of payment to RFC (or other lender in the case of another financing that has been approved by both Members) by BC, the Company shall pay any distributions (other than Tax Distributions) otherwise payable to BCLLC, directly to BC until the aggregate amount of such distributions equals the amount (principal and interest) due from BCLLC to BC pursuant to this Section 2.6(B), and Bluegreen or BC shall be entitled to offset against any monies owed to BCLLC or its Affiliates any sums owed by BCLLC to BC, Bluegreen or the Company.

                    (C)        In the event that RFC forecloses on any Business Property for any reason other than a Company default under the Company RFC Financing, then Bluegreen and BC shall be obligated, jointly and severally, to pay to BCLLC, on the date that as a result of such foreclosure the Company Property is sold, foreclosed, or otherwise conveyed by the Company (a “Foreclosure Conveyance”), 49% of the greater of: (i) the fair market value of such Company Property, as determined at the time of such Foreclosure Conveyance; and (ii) the sale price of such Company Property in a Foreclosure Conveyance.

                    (D)        The Company shall use its reasonable best efforts to comply with all terms and provisions of the RFC Loan.

                    (E)        The Members acknowledge and agree that in the event the Company does not for any reason pay off the Company RFC Financing on or before such RFC Financing is required to be paid off pursuant to its terms (the “Repayment Date”), then the Members shall, (i) pro rata and in accordance with their respective Percentage Interests, make an Additional Capital Contribution on or before the Repayment Date sufficient to enable the Company to pay off the Company RFC Financing and (ii) cause the Company to take such other actions as are reasonably required to pay off the Company RFC Financing on or before the Repayment Date. If either member fails to make its Additional Capital Contribution required pursuant to this Section 2.6(E), the other Member shall be entitled to contribute such amount to the Company as an agreed Member Loan.

          Section 2.7     Other Loans by Members or Affiliates. No Member shall be required to make any loans or otherwise lend any funds to the Company; provided, subject to obtaining any requisite approvals required under this Agreement for the Company to borrow funds, any Member or its Affiliate may (but shall not be obligated to) at any time, upon approval of the Management Committee, loan money or guarantee a loan to the Company to finance Company operations, to finance or refinance any assets of the Company, to pay the debts and obligations of the Company, or for any other Company purpose. Notwithstanding the foregoing, the Company may incur payables or receivables to or from the Members in connection with transactions in the ordinary course of business for any services provided or goods acquired or sold, provided, such payables shall not be treated as Member Loans and provided, further, that the Member so engaging in transactions with or on behalf of the Company shall provide to the other Member a monthly accounting of all such transactions. If any Member or its Affiliate lends funds or guarantees a loan of funds to the Company as provided in this Section 2.7, such Member or Affiliate shall be entitled to receive interest on such loan, and shall be entitled to receive a fee for guaranteeing any such loan, as may be agreed upon by the Members on behalf of the Company.

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          Section 2.8     Accounting. Notwithstanding anything to the contrary in this Agreement, the Company shall prepare and maintain its financial statements in accordance with generally accepted accounting principles.

ARTICLE 3.     DISTRIBUTIONS

          Section 3.1     Distributions of Operating Proceeds. Except as provided in Section 3.2 (regarding Tax Distributions) and Article 9 (regarding liquidating distributions), Operating Proceeds shall by distributed to the Members at such times as the Management Committee shall determine (but not less frequently than annually) in accordance with the following priorities:

                    (A)        First, to the Members having made Member Loans, in proportion and to the extent of each such Member’s unpaid Cumulative Loan Return;

                    (B)        Second, to the Members having made Member Loans, in proportion and to the extent of each such Member’s Unreturned Member Loan; and

                    (C)        Thereafter, to the Members in accordance with their Percentage Interests.

          Section 3.2     Tax Distributions.

                    (A)        Other than at liquidation of the Company, if and to the extent there are Operating Proceeds, the Management Committee shall cause the Company to make quarterly distributions (“Tax Distributions”) to the Members for the purpose of enabling them to pay federal, state and local taxes on their respective distributive shares of the aggregate net taxable income of the Company. Tax Distributions shall be made by the Company at the appropriate times to allow the Members to make their estimated tax payments. Subject to Section 3.2(B), the amount of Tax Distributions shall be equal to: (i) the cumulative net taxable income of the Company for the Fiscal Year (as estimated by the Management Committee), net of previously unrecouped tax losses of the Company, multiplied by (ii) a benchmark rate reflecting a composite federal, state and local income tax rate for the Members. The initial benchmark rate shall be 41%. The Management Committee may adjust the benchmark rate to reflect the then current status of the ordinary income and capital gains tax rates of the Code or other applicable Law.

                    (B)        The amount of Tax Distributions made in any fiscal quarter will be reduced to take into account any distributions previously made during such fiscal year pursuant to Section 3.1. If Operating Proceeds are not sufficient to satisfy the required Tax Distributions for a particular quarter, the Company will make up such deficit out of Operating Proceeds in future periods. If the total amount of Tax Distributions paid to the Members for a Fiscal Year exceeds the benchmark rate multiplied by the actual net taxable income of the Company for such Fiscal Year, the Tax Distributions for subsequent periods will be reduced by the amount of such overpayment.

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          Section 3.3     Distributions to be Made in Cash. All distributions (including Tax Distributions) to the Members shall be made in cash, and no Member shall have any right to demand and receive property other than cash as provided in this Agreement. In no event shall any Member be compelled or permitted to accept a distribution of any property other than cash from the Company. If the Members unanimously determine that the Company should make an in-kind distribution of Company property to one or more Members, such Company property shall be distributed to the Members in accordance with this Article 3 and Article 9, based on the fair market value of such property as determined by the Members.

          Section 3.4     Withholding and Offset.

                    (A)        The Company is authorized to deduct and withhold from distributions to a Member and to pay over to the appropriate foreign, federal, state or local government tax authority any amounts required to be withheld pursuant to the Code or any provisions of any other foreign, federal, state or local Law. Any amounts so deducted and withheld shall be treated as, and shall be credited against, Tax Distributions otherwise to be made to such Member.

                    (B)        The Company may, upon notice to the affected Member (the “Debtor Party”), withhold from any distribution, other than a Tax Distribution, any amount due and payable to the Company by the Debtor Party or its Affiliates and which is not paid when due. Any amounts withheld to offset or satisfy any such obligations pursuant to this Section 3.4(B) shall be treated for all purposes of this Agreement as if such amounts had been distributed to the Debtor Party. The rights and remedies provided in this Section 3.4(B) are in addition to, and not in limitation of, any other rights and remedies provided under this Agreement or under applicable Law.

ARTICLE 4.     ALLOCATION OF PROFITS AND LOSSES

          Section 4.1     Profits and Losses.

                    (A)        After giving effect to the special allocations set forth in Section 4.2, Profits for any Fiscal Year shall be allocated as follows:

                                  (1)     First, to the Members in proportion and to the extent of any Losses allocated pursuant to Section 4.1(B)(4);

                                  (2)     Second, to the Members in proportion and to the extent of any Losses allocated pursuant to Section 4.1(B)(3);

                                  (3)     Third, to the Members in proportion and to the extent of any Disproportionate Losses allocated pursuant to Section 4.1(B)(2);

                                  (4)     Fourth, to the Members in proportion and to the extent of any Losses other than Disproportionate Losses allocated pursuant to Section 4.1(B)(2);

                                  (5)     Fifth, to the Members with Unreturned Member Loans until the cumulative Profits allocated to such Members equal the Cumulative Loan Return; and

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                                (6)     Sixth, to the Members in accordance with their Percentage Interests.

                      (B)     After giving effect to the special allocations set forth in Section 4.2, Losses for any Fiscal Year shall be allocated as follows:

                                 (1)     First, to the Members to offset any allocations of Profits pursuant to Sections 4.1(A)(6), and then to the Members to offset any allocations of Profits pursuant to Sections 4.1(A)(5). To the extent any allocations of Profits pursuant to Section 4.1(A)(5) are offset by Losses, such Profit allocations shall be disregarded for purposes of computing subsequent Profit allocations;

                                 (2)     Second, to the Members in accordance with their Percentage Interests; provided, if the allocation of Loss would cause a Member to have an Adjusted Capital Account deficit (calculated without taking into account any Unreturned Member Loan of such Member), such Member shall be allocated only that amount of Loss as will reduce its Adjusted Capital Account balance (calculated without taking into account any Unreturned Member Loan of such Member) to zero. Loss that, absent application of the preceding sentence, would otherwise be allocated to such Member shall be allocated to the other Members subject to this Section 4.1(B)(2). Losses disproportionately allocated pursuant to the preceding sentence of this Section 4.1(B)(2) are “Disproportionate Losses;”

                                 (3)     Third, to the Members with Unreturned Member Loan in proportion and to the extent of their Unreturned Member Loan; provided, if the allocation of Loss would cause a Member to have an Adjusted Capital Account deficit, such Member shall be allocated only that amount of Loss as will reduce its Adjusted Capital Account balance to zero; and

                                 (4)     Fourth, to the Members in accordance with their Percentage Interests.

          Section 4.2     Regulatory and Curative Allocations. Notwithstanding the provisions of Section 4.1:

          (A)         In order to comply with Treasury Regulation §§ 1.704-1(b) and 1.704-2, the minimum gain chargeback requirements in Treasury Regulation § 1.704-2(f) and 1.704-2(i)(4) are hereby incorporated in this Agreement. In addition, notwithstanding anything else in this Article 4, (i) deductions associated with Company nonrecourse liabilities described in Treasury Regulation § 1.704-2(c) shall be allocated in accordance with Percentage Interests, and (ii) deductions associated with Member nonrecourse liabilities described in Treasury Regulation § 1.704-2(i)(1) shall be allocated to the Member or Members who bear the economic risk of loss with respect to the Member nonrecourse liability to which such deductions are attributable, in accordance with Treasury Regulation § 1.704-2(i).

          (B)         If any Member unexpectedly receives an adjustment, allocation or distribution of the type contemplated by Treasury Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) and (6) that causes such Member to have an Adjusted Capital Account deficit, items

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of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective Adjusted Capital Account deficits) in an amount and manner sufficient to eliminate the deficit balances in such Members’ Capital Accounts that are in excess of such Members’ respective Adjusted Capital Account deficits, as quickly as possible. It is intended that this Section 4.2(B) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulation § 1.704-1(b)(2)(ii)(d).

          (C)      To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation §§ 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Membership Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Treasury Regulation § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Treasury Regulation § 1.704-1(b)(2)(iv)(m)(4) applies.

          (D)      The allocations set forth in Sections 4.2(A)–(C) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation §§ 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to distribute the cash of the Company or allocate Company income or loss. Accordingly, the Management Committee is hereby authorized to allocate items of income, gain, loss and deduction to the Members so as to prevent the Regulatory Allocations from distorting the manner in which Company distributions will be divided among the Members. In general, the Members anticipate that this will be accomplished by specially allocating other items of income, gain, loss and deduction to the Members so that, to the extent possible, the net amount of such allocations and the Regulatory Allocations to the Members shall be equal to the net amount that would have been allocated among the Members if the Regulatory Allocations had not occurred. However, the Management Committee shall have discretion to accomplish this result in any reasonable manner, and in exercising this discretion, the Management Committee shall take into account future Regulatory Allocations under Section 4.2(A) that, although not yet made, are likely to offset other Regulatory Allocations previously made thereunder.

          Section 4.3     Tax Allocations. To the maximum extent possible, all items of Company income, gain, loss and deduction for federal income tax purposes shall be allocated among the Members for such purposes in the same manner in which the corresponding items computed for Capital Account purposes are allocated pursuant to Sections 4.1 and 4.2. Tax items with respect to Company property that is contributed to the Company with a Gross Asset Value that varies from its federal income tax basis in the hands of the contributing Member immediately preceding the contribution shall be allocated among the Members for federal income tax purposes pursuant to Treasury Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for any such variation under any method approved under Code Section 704(c) and the applicable Treasury Regulations as chosen by the Management

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Committee. If the Gross Asset Value of any Company asset is adjusted as provided in this Agreement, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations promulgated thereunder. Any elections or other decisions relating to the allocations in this Section 4.3 shall be made by the Management Committee in a manner that reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses and any other items or distributions pursuant to any provision of this Agreement.

          Section 4.4     Other Allocation Rules. For purposes of determining the Profits, Losses and any other items of income, gain, loss and deduction allocable to any period, Profits, Losses and any such other items will be determined on a daily, monthly or other basis, as determined by the Management Committee using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

ARTICLE 5.     ACCOUNTING AND TAX MATTERS

          Section 5.1     Accounting Methods; Company Records.

                    (A)        The Company’s books and records shall be prepared in accordance with generally accepted accounting principles, consistently applied, except that the Capital Accounts of the Members shall be maintained as provided in this Agreement. An annual audit shall be conducted by an audit firm unanimously approved by the Management Committee, which audit shall be completed at the cost of the Company, no later than ninety (90) days after the Company’s Fiscal Year. The Company shall use the accrual method of accounting for both tax and accounting purposes.

                    (B)        The Company will deliver to each Member, (i) within ninety (90) days after the end of each Fiscal Year, audited financial statements of the Company, which shall include a balance sheet of the Company as of the end of such year, statements of income and expense and cash flow of the Company for such Fiscal Year, and a statement of members’ equity, each prepared in accordance with GAAP and including notes with respect thereto, all in reasonable detail, (ii) as soon as practicable after the end of each fiscal month and in any event within twenty (20) days thereafter, an unaudited balance sheet of the Company as of the end of such month, and statements of income and expense and cash flow of the Company for such month and for the year to date, prepared in accordance with GAAP and including notes with respect thereto, all in reasonable detail, and mortgage receivable portfolio statements and any other reports as may be reasonably requested by a Member.

                    (C)        The Management Committee shall cause the Company to comply with all record keeping requirements imposed by the Act, and shall provide each Member with the opportunity to inspect and copy such records (at such Member’s expense), at reasonable intervals, during ordinary business hours. Except as provided in this Agreement, neither the Management Committee nor any Member shall have any obligation to provide to any other

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Member a copy of the Certificate of Formation or any other document filed with the Delaware Secretary of State or other governmental authority on behalf of the Company.

          Section 5.2     Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year or such other year as may be determined by the Management Committee or required by the Code.

          Section 5.3     Bank Accounts; Title to Business Property. The funds of the Company shall be deposited in such bank accounts, or invested in such interest-bearing or non-interest-bearing investments in the Company’s name, as shall be determined by the Management Committee. The funds of the Company shall not be commingled with the funds of any other Person and the Management Committee shall not employ, or permit or cause any other Person to employ such finds in any manner except for the benefit of the Company. Title to the Business Property shall be held, and conveyances thereof shall be made, in the name of the Company. Each bank account shall have provided thereon signatures of the Company or such parties as designated by the Management Committee.

          Section 5.4     Tax Matters.

                    (A)        All federal, state and local tax returns of the Company shall be prepared by certified public accountants selected by the Management Committee. The Management Committee shall furnish to each Member copies of all such returns promptly after their filing. To the extent permitted by applicable Law, each Member shall take reporting positions on their respective income tax returns consistent with the positions determined for the Company by the Management Committee.

                    (B)        The Management Committee shall make all applicable elections, determinations and other decisions for the Company relating to tax matters, including the positions to be taken on the tax returns of the Company, the settlement or further contest and litigation of any audit matters raised in connection with any tax return, extensions of applicable statutes of limitations, filing requests for administrative adjustment for the Company and filing suit concerning any tax refund or deficiency relating to any administrative adjustment; provided, in the case of a Transfer of a Membership Interest permitted under this Agreement, upon the request of the transferee of such Membership Interest, the Company shall file an election under Code Section 754 pursuant to the Treasury Regulations applicable thereto. Bluegreen shall be the initial “tax matters partner” within the meaning of Code Section 6231(a) and shall take any action as may be necessary to cause each other Member to become a “notice partner” within the meaning of Code Section 6223.

                    (C)        Any provision of this Agreement to the contrary notwithstanding, solely for federal and state income tax purposes, each party hereto recognizes and acknowledges that it is the Members’ intention that the Company will be a limited liability company classified as a partnership for federal income tax purposes and subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of federal and state income tax returns shall not be construed to extend the purposes or expand the obligations or liabilities of the Company, nor shall it be construed to create a partnership (other than for tax purposes) or any other agency relationship between the Members. Any provision of this Agreement to the

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contrary notwithstanding, the Company shall not make any election to be treated for federal or state income tax purposes as other than a partnership without the unanimous approval of the Members.

ARTICLE 6.      MANAGEMENT AND BUSINESS POLICIES

            Section 6.1      Management by Management Committee.

                    (A)           Subject to the provisions of the Act and the terms of this Agreement, including, without limitation, Section 6.7 through and including Section 6.12, the business and affairs of the Company shall be managed under the direction and control of a management committee (the “Management Committee”) which shall consist of three (3) individuals (each, a (“Manager”), who need not be Members.

                    (B)           At all times and for all purposes, Bluegreen shall have the irrevocable power, authority and right to appoint two (2) Managers and BCLLC shall have the irrevocable power, authority and right to appoint one (1) Manager. Those Members so empowered may remove and replace their designated Manager(s) on written notice to all Members. As of the Effective Date, the Managers appointed by Bluegreen are David Pontius and Terry Dodd and the Manager appointed by BCLLC is James A. Hagale.

                    (C)           Except as otherwise expressly provided in this Agreement, any action or decision permitted or required to be taken by the Management Committee shall require the approval of two (2) of the Managers.

                    (D)           The Management Committee is hereby authorized and directed to do or cause to be done on behalf of the Company all such actions (including the payment of fees and expenses) and to make, execute, and/or deliver or cause to be made, executed and/or delivered all such contracts, instruments, documents, agreements, writings, or communications as the Management Committee, in its discretion, deems necessary, advisable or appropriate for the Company to carry on the Business.

                    (E)           The Management Committee (i) may designate one or more of the Managers to act alone in respect of any Company matter or determination; or (ii) delegate to one or more Persons, including officers, who may or may not be Managers, ministerial authority to conduct the day-to-day operations of the Company.

                    (F)          Unless otherwise so delegated by the Management Committee or set forth herein, no Member shall have any right or power to act for or on behalf of the Company or make decisions with respect thereto. Decisions of the Management Committee within its scope of authority shall be binding upon the Company and each Member.

          Section 6.2      Meetings of the Management Committee. Unless otherwise expressly provided in a written notice, meetings of the Management Committee shall be held at the principal place of business of the Company or at any other place that a majority of the Managers determines. In the alternative, meetings may be held by telephone conference in which each Manager can participate. The presence of a majority (by number) of the Managers shall constitute a quorum for the transaction of business. Meetings shall be held (i) as determined by

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the Management Committee, or (ii) as requested by any Manager. Meetings shall be held at least twice per Fiscal Year. Any meetings of the Management Committee shall be held upon at least two (2) business days’ prior written notice delivered by the General Manager to all of the Managers. Such notice shall specify the time and place of such meeting and the purpose for such meeting. Minutes of each meeting and a record of each decision shall be kept by the designee of the Management Committee and shall be given to all of the Members promptly after the meeting.

            Section 6.3      Action by Written Consent Without a Meeting. Unless otherwise restricted by this Agreement, any action required or permitted to be taken at any meeting of the Management Committee may be taken without a meeting if those Managers having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting consent thereto in writing and all Managers receive notice of such action proposed to be taken not less than two (2) business days prior nor more than thirty (30) days prior to the taking of such action (it being agreed that the failure to provide such notice shall not constitute a material breach of or default under this Agreement), and the writing or writings are filed with the minutes of the Management Committee and given to the Members promptly after the meeting.

            Section 6.4      General Manager. Except as otherwise unanimously determined by the Members, the Company shall have a general manager (the general manager, or any successor thereto, being hereinafter collectively referred to as the “General Manager”) to supervise the day-to-day operations of the Company. The General Manager shall be subject to the general supervision and control of the Management Committee and shall carry out the policy decisions made by the Management Committee. At each regular meeting of the Management Committee (and, when requested by any member thereof, at any special meeting of the Management Committee), the General Manager shall be present and shall report to the Management Committee on the operations of the Company or any other matters as any member of the Management Committee may request. The General Manager shall be a full-time employee of the Company. The Management Committee shall appoint, remove and replace the General Manager at any time and for any reason (or no reason). The General Manager as of the Effective Date shall be Howard Kitchen.

          Section 6.5        Specific Authority of Management Committee and General Manager. Subject to such other rights expressly granted to the Members, and other limitations hereunder, including as set forth in Section 6.7 through and including Section 6.12, the Management Committee, or the General Manager if the Management Committee expressly empowers the General Manager, is hereby specifically authorized for, and in the name of and on behalf of the Company:

                    (A)           To manage and supervise the operations of the Business Property, including supervision of the acquisition, storage and processing of inventory, oversight of staffing and employment matters and establishing policies for the conduct of the Business;

                    (B)           To execute and deliver all instruments necessary or convenient in connection with the management, maintenance and operation of the Business Property;

                    (C)           To file such fictitious names as the Management Committee, in its discretion, may determine;

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                    (D)           To engage in business with any Person who provides any services to, sells property to or purchases property from, the Company (subject to the other restrictions of this Agreement);

                    (E)           To retain or employ and coordinate the services of employees, supervisors, accountants (provided, however, that the audit firm referenced in Section 5.1(A) shall be retained or employed only upon unanimous approval of the Management Committee), attorneys, and other Persons necessary or appropriate to carry out the Business;

                    (F)          To establish and fund, out of the Company’s gross receipts or otherwise, such reserves for anticipated or contingent liabilities and working capital as the Management Committee reasonably deems appropriate and to reverse any such reserves not required;

                    (G)           To engage in any kind of activity and to perform and carry out such contracts of any kind necessary to, or in connection with, or incidental to the accomplishment of, the Business;

                    (H)           To handle all matters in connection with the construction of improvements to be constructed on the Business Property;

                    (I)           To perform all other duties and functions determined in the discretion of the Management Committee from time to time;

                    (J)           Subject to Section 7.10, to accept instruments of indebtedness from consumer purchasers of timeshare interests and to sell or hypothecate such timeshare interests under any arrangements as may be established by the Management Committee on behalf of the Company, on such terms as may, from time to time, be acceptable to the Management Committee and to further pledge or sell collateral related to such timeshare interests to such third party financier as may be determined from time to time by the Management Committee;

                    (K)           Subject to Section 7.10(C), to establish sales prices for timeshare interests and to sell or hypothecate timeshare receivables under any arrangements as may be established by the Management Committee on behalf of the Company, on such terms as may, from time to time, be acceptable to the Management Committee and to further pledge or sell collateral related to such timeshare interests or receivables to such third party financier as may be determined from time to time by the Management Committee;

                    (L)           To execute and deliver, in furtherance of any or all of the purposes of the Company, any deed, lease, mortgage, promissory note, bill of sale, contract or other instrument effecting the conveyance, exchange or encumbrance of all or any part of the Business Property (unless not in the ordinary course of business), or any interest therein, either to or from the Company, for the purpose of carrying on the Business and, subject to Section 7.4, to agree pursuant to written contract with others so to do, particularly by way of example and not limitation, subject to Section 7.4, to agree pursuant to written contract with others to convey and transfer timeshare interests in the Timeshare Projects, and otherwise, subject to Section 7.4, to agree pursuant to written contract with third parties for purposes of carrying out receivable financing transactions, including endorsement of consumer notes, assignment of consumer

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mortgages or deeds of trust, and related documentation, to effectuate receivable financing as it relates to timeshare interest sales; and

                    (M)           To engage any and all personnel who, from time to time, may be determined by the Management Committee necessary or desirable to advance the Company or the Business of the Company.

          Section 6.6         Certificate. Any Person dealing with the Company or the Management Committee may rely upon a certificate signed by a majority of the Management Committee as to (i) the identity and authority of the General Manager; (ii) authorization to conduct any business on behalf of the Company; (iii) the identity and authority of any representative or agent of the Company for purposes of carrying on the business and affairs of the Company, including but not limited to, sales and marketing of timeshare interests and the hypothecation, sale and endorsement of evidences of indebtedness as respects the sale of timeshare interests and collateral related thereto; or (iv) any matter upon which the Management Committee may set forth on such certificate, including any matter in respect to which the Management Committee may take action regarding sales and marketing of timeshare interests and involvement of third parties for financing respecting such timeshare interests, whether by hypothecation or sale.

          Section 6.7         Restrictions on Authority of the Management Committee and the General Manager. In addition to the limitations set forth elsewhere herein, neither the Management Committee nor the General Manager shall undertake or cause the Company to undertake any of the following without the unanimous consent of all Members:

                    (A)           Do any act in contravention of this Agreement;

                    (B)           Sell, lease, exchange, transfer, encumber or otherwise dispose of the Big Cedar Timeshare Property or the Red Rock Bluff Property (other than in the ordinary course of the Business);

                    (C)           Except as specifically approved herein, borrow any monies, including from a Member, refinance any loan, make any modifications to the Company RFC Financing, or assign any of the assets of the Company as collateral for a loan, other than in the ordinary course of business;

                    (D)           Assign any assets for the benefit of creditors or cause the Company to file a voluntary petition in bankruptcy or take any other similar action;

                    (E)           Admit additional or substitute Members to the Company except as otherwise provided herein;

                    (F)           Cause the Company to merge or consolidate with or into any other entity, or change or reorganize the Company into any other legal form;

                    (G)           Cause the Company to engage in any business other than the Business or extend the scope of the Business, by implication or otherwise;

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                    (H)           Acquire any real estate or any interest therein (other than the Big Cedar Timeshare Property or the Red Rock Bluff Property), or acquire any other property or assets not related to the Business;

                    (I)           Effect the sale or transfer of all or substantially all of the Business Property other than the sale of assets in the ordinary course of the Company’s business;

                    (J)           Make any expenditure not in the ordinary course of business, which expenditure will be considered “capital” in nature under generally acceptable accounting principles, if such expenditure would be a departure (including, but not limited to, a departure in cost or nature of expenditure) from the Annual Budget or the Business Plan;

                     (K)           Except in the ordinary course of business, modify the Annual Budget or the Business Plan or incur any expense not provided for in the Annual Budget or the Business Plan;

                    (L)           Except for the Approved Agreements, enter into any agreement with Bluegreen or any Affiliate of Bluegreen,

                    (M)           Authorize any act that would make it impossible to carry on the ordinary business of the Company;

                    (N)           Attempt to dissolve or withdraw from the Company except as provided for in this Agreement;

                    (O)           Confess any judgment against the Company or settle or adjust any claims against the Company; provided, without approval of BCLLC, the Management Committee may settle or adjust claims against the Company if the out-of-pocket expenses for the Company (net of any amounts covered by insurance) with respect to any one claim, or any one series of related claims, do not exceed $25,000;

                    (P)           Except as is already in place with any existing Company financing, obligate the Company or any Member as a surety, guarantor or accommodation party to any obligation;

                    (Q)           File or otherwise institute any lawsuit or other proceeding where the amount in controversy exceeds $25,000;

                    (R)           Except for the Approved Agreements, as set forth in the Annual Budget, or as otherwise in the ordinary course of business, enter into any contract or agreement pursuant to which the aggregate payments expected to be made by the Company thereunder exceed $10,000;

          Section 6.8        Insurance.

                    (A)           Specific policies of insurance shall be obtained by the Company as approved by the Management Committee, and shall include, but not be limited to the following.

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The Management Committee shall cause any such insurance policies to name each of the Members as additional insureds:

                              (1)           Commercial or comprehensive general liability insurance in a combined single limit of not less than $5,000,000 for bodily injury, contractual liability, broad form property damage, personal injury and such other risks as are reasonably determined by the Management Committee;

                              (2)           Workers’ compensation insurance, providing statutory limits for coverage A and limits of at least $1,000,000 for coverage B (employers’ liability);

                              (3)           Business auto, including owned, hired and non-owned coverage, with limits of at lease $1,000,000;

                              (4)           All risks builders risk/property coverage for construction projects, including interests of the Company, contractors and financial parties as their interests may appear;

                              (5)           Crime coverage, including the management and salespersons of the Company;

                              (6)           Directors & officers’ liability insurance;

                              (7)           Business interruption insurance; and

                              (8)           Umbrella/excess liability, in the name of the Company, with limits of not less than $25,000,000 on a pro forma basis.

                    (B)    The Company shall require the following to be in place for any independent contractors having any activity regarding the construction of the Timeshare Projects:

                              (1)           A certificate of insurance indicating minimum limits of $1,000,000 per occurrence for commercial or comprehensive general liability (including contractual and completed operations liability coverages) and that coverage is on an occurrence form;

                              (2)           A certificate of insurance indicating statutory workers’ compensation coverage and $1,000,000 minimum of employers’ liability coverage;

                              (3)           A certificate of insurance indicating a minimum of $1,000,000 per occurrence for business auto liability (including owned, hired and non-owned coverage); and

                              (4)           A certificate of insurance indicating builders all risk coverage (including items in transit), contractors equipment coverage (including coverage for owned, leased or rented equipment), and an installation floater (with all such coverages insuring full or replacement value of materials and equipment at risk).

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                    Each certificate referenced in this Section 6.8(B) must show the Company and the Members have been endorsed on the policy as additional insureds under the general liability and on any umbrella/excess coverage carried and that all policies contain a full waiver of subrogation against the Company and the Members, and a copy of policy endorsement showing additional insured status, waiver of subrogation, and any other special policy provisions which may exclude or limit the Company’s or the Members’ additional insured position must be attached to the certificate.

                    All insurance required of an independent contractor hereunder shall be primary and non contributory with respect to any other insurance available to the Company and the Members. Any and all deductibles and/or self insured retentions shall be assumed by and be for the account of and at the sole risk of the independent contractor. All insurance costs are for the account of the independent contractor and shall not be passed onto the Company or the Members. Higher limits and/or lower deductibles or self insured retentions may be required for certain contractors or on certain projects as unanimously determined by the Management Committee. Each certificate referenced in this Section 6.8(B) must indicate a firm thirty (30) day notice of cancellation or change, and shall be mailed to Risk Management Department, 2500 E. Kearney, Springfield, MO 65898 annually upon policy renewal and at any time requested by BCLLC. Certified copies of all policies shall be furnished to any member upon request.

          Section 6.9      Business Plans and Budgets; Amenity Development. The Members shall cooperate in good faith to continue development of timeshare units and amenities at the Big Cedar Timeshare Project and the Red Rock Bluff Timeshare Project on such budgets and timelines, and to such specifications, as provided herein and or as otherwise agreed by the Members (provided that the Management Committee shall have the authority to approve the Annual Budget, Business Plan, and ordinary course of business deviations from such budget and plan). In furtherance thereof, the Members agree as follows:

                    (A)           Big Cedar Design and Amenity Development.

                                   (1)           Future timeshare units at the Big Cedar Timeshare Project shall be designed and constructed so that the quality of any new villa units and cabins are comparable to the existing villa units and cabins at the Big Cedar Timeshare Project.

                                  (2)           The Company shall be required to invest an additional amount of Ten Million Dollars ($10,000,000) (or such greater or lesser amount as agreed by all of the Members) for the development of additional amenities and facilities for the Big Cedar Timeshare Project (the “Future Big Cedar Amenities”). BCLLC shall have ultimate approval rights as to design and construction of the Future Big Cedar Amenities. The Future Big Cedar Amenities shall be completed within eighteen (18) months of the date that both BCLLC and Bluegreen have approved the final design plan of such amenities and facilities. The foregoing investment shall be funded without any Additional Capital Contributions by the Members (unless otherwise unanimously agreed by all Members).

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                    (B)           Red Rock Bluff Development.

                                   (1)           Attached hereto as Exhibit D is a business plan, having upon execution hereof been agreed to by the Members, which forecasts the life of the Red Rock Bluff Timeshare Project (the “Red Rock Bluff Business Plan”). It is agreed that this Red Rock Bluff Business Plan is solely a projection, without representation or warranty, express or implied.

                                   (2)           Notwithstanding any other provision hereof to the contrary, the Red Rock Bluff Timeshare Project shall be developed in accordance with the Red Rock Bluff Business Plan.

                                   (3)           All future expenses in respect to the acquisition, development, design construction, operation, management, marketing and sale of the Red Rock Bluff Timeshare Project are the obligations of and shall be paid by the Company. The amount set forth on Schedule 1 hereto for the corresponding incurred expenses set forth on Schedule 1 hereto, shall constitute an agreed Member Loan of Bluegreen as of the Effective Date, and represents actual amounts previously expended by Bluegreen in connection with the Red Rock Bluff Timeshare Project.

                                   (4)           Except as set forth in Section 2.2(B), no Member shall be entitled to any reimbursement of any amounts expended in connection with the acquisition, development, design construction, operation, management, marketing and sale of the Red Rock Bluff Timeshare Project unless all Members have consented in writing, recognizing that Bluegreen may reimburse itself for expenses incurred on behalf of the Company as provided in Section 2.7, so long as Blugreen provides to BCLLC a monthly accounting of all such reimbursements as required by Section 2.7.

                                   (5)           The Members and the Management Committee shall cause the Company to develop and construct all amenities and facilities necessary to support the full development of the Red Rock Bluff Timeshare Project, in a design and on a timeline consistent with the Red Rock Bluff Business Plan or as otherwise agreed upon by Bluegreen and BCLLC.

                                  (6)           The Red Rock Bluff Timeshare Project shall be designed and constructed so that the quality of the timeshare units are comparable in quality to the existing villa units and cabins at the Big Cedar Timeshare Project.

                                   (7)           BCLLC shall have ultimate approval rights as to design and construction of the Red Rock Bluff Timeshare Project. The Red Rock Bluff Timeshare Project shall be completed as expeditiously as possible.

                                   (8)           Bluegreen and BCLLC shall agree on a “Master Use and Development Plan” for the Red Rock Bluff Timeshare Project. The Master Use and Development Plan shall initially be prepared by Bluegreen, at the expense of the Company within ninety (90) days of the date hereof. Such Master Land Use and Development Plan shall provide that the architectural design and product quality of the Red Rock Bluff Timeshare Project which shall be consistent with and complementary to the architectural and product quality of the existing Big Cedar Timeshare Project.

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                    (C)           Business Plan and Annual Budget. Bluegreen shall, on an annual basis, and no less than thirty (30) days prior to the beginning of the next Fiscal Year, propose a business plan to the Management Committee for carrying out the Business both on an annual basis and on a rolling three (3) year basis as set forth below (the “Business Plan”) and an accompanying annual budget (the “Annual Budget”), which shall be itemized in reasonable detail, contain a balance sheet, projections (which projections shall include projections on financing income for mortgages, including any projection which includes the sale of mortgage receivables), income statement and cash flow projections and, in all events, account for the Big Cedar Timeshare Project and the Red Rock Bluff Timeshare Project. The Management Committee shall consider and make any revisions it deems appropriate to the Business Plan and Annual Budget as received from Bluegreen, and present the same for approval to the Members within fifteen (15) days of receipt.

          As part of the Business Plan, Bluegreen shall formulate and deliver to the Management Committee a rolling three (3) year business plan for the Business, containing a balance sheet, projections (which projections shall include projections on financing income for mortgages, including any projection which includes the sale of mortgage receivables) and budgets with respect to revenues, expenses, operating cash flows, capital expenditures, financing, market priorities and funding required in each case for the Projects for the following Fiscal Year, the life of the Projects, or such other period with respect to certain matters as may be set out therein. It is agreed that such portion of the Business Plan is solely a projection, without representation or warranty, express or implied. The Business Plan will estimate all funding and identify proposed funding sources. The current Business Plan, which shall also be effective for the fiscal year 2008, is attached hereto as Exhibit F.

                                   (1)           The Business Plan and Annual Budget shall be adopted by the Company only upon approval of the Management Committee. The Business Plan and Annual Budget for the current fiscal year, which shall also be effective for the fiscal year 2008, are attached hereto as Exhibit F and Exhibit G, respectively, the same having been adopted and approved by the Management Committee.

                                   (2)           Subject to Section 2.2, a Business Plan may propose (but cannot require) that the Members make Additional Capital Contributions or Member Loans in such amounts and at such times as shall be set forth in the relevant Business Plan.

         Section 6.10      Big Cedar Approval Rights. Notwithstanding the foregoing, BCLLC shall have the ultimate discretion to approve the schematic floor plans, building elevation plans and interior design concepts as the same relate to the Timeshare Projects.

          Section 6.11      Meetings and Voting by Members.

                    (A)           Meetings of Members shall be held at the Company’s principal place of business or such other place as designated by the Management Committee. Not less than ten (10) nor more than twenty (20) days before each meeting, the Person calling the meeting shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the time, place and purpose of the meeting.

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                    (B)     Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice if before or after the meeting the Member signs a waiver of the notice which is filed with the records of Members’ meetings, or is present at the meeting in person or by proxy. The presence in person or by proxy of all of the Members shall be required for the transaction of Business at any meeting of the Members. A Member may vote either in person or by written proxy signed by the Member or by the Member’s duly authorized attorney-in-fact.

                    (C)     All actions requiring consent of the Members shall be effective only upon agreement by both of the Members, which agreement may be formal or informal and by oral or written instructions.

          Section 6.12 Liability and Indemnification of the Management Committee, Members and Affiliates.

                    (A)      Limitation of Liability. The Managers and the Members, and their respective officers, partners, members, directors, equity owners, agents, and representatives (each, a “Member Party”) shall not be liable, responsible or accountable in damages or otherwise to the Company or any Member for any act or omission performed or made by any of them in good faith on behalf of the Company and in a manner reasonably believed by them to be within the scope of the authority granted by this Agreement or otherwise by Law and in the best interests of the Company if such Member Party (or Person acting on its behalf) shall not have committed a breach of its obligations hereunder, fraud, bad faith, dishonesty, violation of Laws, gross negligence or willful misconduct with respect to such act or omission.

                    (B)      Indemnification. The Company, its receiver or its trustee shall, to the extent of Company assets, indemnify, save harmless, and pay all judgments and claims against the Member Parties, relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Member Party in connection with the Business, including reasonable attorneys’ fees incurred by the Member Party in connection with the defense of any action based on any such act or omission; provided, however, no party shall be indemnified from any liability for fraud, bad faith, dishonesty, violation of Laws, willful misconduct, gross negligence or breach of the express terms of this Agreement.

                    (C)      Capacity. Sections 6.12(A) and (B) are intended to apply to the Member Parties in their capacities as, or as officers, partners, members, directors, equity owners, agents, and representatives of, the Members or members of the Management Committee, only, and shall not include any acts or omissions under or pursuant to any other agreement between any such Person or an Affiliate thereof and the Company.

ARTICLE 7.     LIMITED LIABILITY; RIGHTS AND OBLIGATIONS OF THE MEMBERS

          Section 7.1 Limited Liability. Except as otherwise provided by the Act or this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Manager, officer or employee shall be obligated personally for any such debt,

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obligation or liability of the Company solely by reason of being a Member, Manager, officer or employee of the Company.

          Section 7.2 Member Limited Liability. Except as otherwise expressly required by Law or by this Agreement, a Member, in its capacity as such, shall not be obligated to make any contribution to the Company in excess of its required Capital Contributions, or have any liability for the repayment and discharge of the Company’s debts and obligations; provided, however that (a) until the Capital Contribution of a Member shall have been paid to the Company, such Member shall be liable to the Company for any portion of its Capital Contribution not so paid, and (b) each Member shall be liable for (i) its obligations to make other payments expressly provided for in this Agreement and (ii) the amount of any distributions wrongfully distributed to it but only to the extent provided in Section 18-607 of the Act.

          Section 7.3  Conflicts of Interest.

                    (A)     Neither the Members nor the Managers shall be required to devote full time to their duties hereunder but shall devote reasonable time and effort thereto.

                    (B)     Subject to Sections 7.6 and 7.7, the other provisions of this Agreement, and the Marketing Agreement, any Member or Affiliate of a Member may engage independently or with others in other business ventures of every nature and description. Neither the Company nor any Member shall have any right by virtue of this Agreement or the relationship created hereby in or to any other ventures or activities in which any Member or Affiliate of a Member is involved or to the income or proceeds derived therefrom, subject to the terms of this Agreement. The pursuit of other ventures and activities by Members or Affiliates of a Member, even if directly competitive with the Business, is hereby consented to by the Members and shall not be deemed wrongful or improper, subject to the terms of this Agreement. No Member or Affiliate of a Member shall be obligated to present any particular business or investment opportunity to the Company even if such opportunity is of a character which, if presented to the Company, could be taken by the Company, and any Member or Affiliate of a Member shall have the right to take for his/her/its own account (individually or as a member or fiduciary), or to recommend to others, any such particular opportunity.

          Section 7.4  Transactions With Members and Affiliates. The Company may enter into agreements with one or more Members or Affiliates of a Member to provide leasing, management, legal, accounting, architectural, brokerage, development or other services or to buy, sell or lease assets to or from the Company, provided that any such transactions shall be unanimously approved by all Members and shall be at rates at least as favorable to the Company as those available from unaffiliated parties and terms for providing such services shall be comparable to terms and services generally available in the market. The validity of any transaction, agreement or payment involving the Company and any Member or Affiliate of a Member otherwise permitted hereunder shall not be affected by reason of the relationship between such Person and the Company or any of its Members. Notwithstanding the foregoing, the Members agree that the Management Committee has unanimously approved those agreements set forth on Schedule 2 hereto, together with those certain agreements as may exist by and between Bluegreen or Affiliates of Bluegreen to provide (i) management services to the Big Cedar Owners’ Association at the Big Cedar Timeshare Project, (ii) management services to

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the Bluegreen Wilderness Club at Long Creek Ranch Condominium Association, Inc. at the Red Rock Bluff Timeshare Project, (iii) title services, including title insurance, and (iv) exchange and/or reservation services respecting use of the Timeshare Projects (to be at the expense of the timeshare user or participant) (“Approved Agreements”). The non-interested Member shall have the right to enforce any agreement entered into pursuant to this Section 7.4 on behalf of the Company.

          Section 7.5  Compensation and Reimbursement of the Members; Management Committee; General Manager.

                    (A)     The Company shall not pay the Members any salary or other compensation for acting as Members hereunder; provided, however that the Company may pay a Member for goods received or services provided by that Member to the Company pursuant to any authorized agreement by and between the Company and any Member, including, but not limited to the Approved Agreements. The General Manager shall receive a salary for serving in such capacity in such amounts and on such terms as may be approved by the Management Committee.

                    (B)     Except as set forth in this Agreement or otherwise provided pursuant to any agreement entered into by and between the Company and a Member (including the Approved Agreements), each Member shall be responsible for paying all expenses necessary to permit such Member to carry out such Member’s duties and obligations hereunder and such expenses shall not be reimbursed by the Company or treated as a contribution to the capital of the Company by such Member. The Company shall reimburse the Managers and the General Manager for all reasonable, documented out of pocket expenses incurred by them in connection with the discharge of their obligations under this Agreement.

          Section 7.6  Non-Competition—Bluegreen.

                    (A)      Conduct of Business with Competitor. Notwithstanding any other provision of this Agreement, Bluegreen agrees, on behalf of itself and its Affiliates, that neither Bluegreen nor any of its Affiliates shall contract with or conduct any business with, or have any interest, either directly or indirectly, with Cabela’s, Inc., Sportsman’s Warehouse, Inc., Gander Mountain Company (or any of their successors) or any other Person, whether as shareholder, partner, member, manager, independent contractor, consultant, agent, principal, creditor, or otherwise, that primarily (i.e., over 50% of sales) engages in, or is an Affiliate of, Cabela’s, Inc., Sportsman’s Warehouse, Inc., Gander Mountain Company (or any of their successors) or any other Person that engages in, the sale of fishing, hunting, camping or marine and/or boating products, equipment or services (each, a “BP/Tracker Competitor”), provided, however, that this restriction shall not prohibit Bluegreen or any of its Affiliates from contracting with or conducting business with, or having any interest, either directly or indirectly, in any BP/Tracker Competitor (excluding Cabela’s, Inc., Sportsman’s Warehouse, Inc., Gander Mountain Company (or any of their successors)) that sells fishing, hunting, camping or marine and/or boating products, equipment or services as an incidental part of its business. Such sale of fishing, hunting, camping or marine and/or boating products and equipment shall be deemed “incidental” to a BP/Tracker Competitor’s business if such products and equipment do not exceed 50% of

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such BP/Tracker Competitor’s retail sales, such as Sports Authority, Dick’s Sporting Goods, as they are currently constituted, and similar sporting goods companies.

                    (B)      Termination. The restrictions set forth in Section 7.6(A) shall terminate upon the termination of the Marketing Agreement (including any extensions thereof). Further, the restrictions set forth in Section 7.6(A) shall terminate:

                              (1)     with respect to BP/Tracker Competitors who sell outdoor recreational products, equipment or services that directly compete with the outdoor recreational products, equipment and services of Bass Pro, Inc., upon the occurrence of a Bankruptcy Event with respect to Bass Pro, Inc.;

                              (2)     with respect to BP/Tracker Competitors who sell outdoor recreational products, equipment or services that directly compete with the outdoor recreational products, equipment and services of Tracker Marine, L.L.C., upon the occurrence of a Bankruptcy Event with respect to Tracker Marine, L.L.C.; and

                              (3)     with respect to BP/Tracker Competitors who sell outdoor recreational products, equipment or services that directly compete with the outdoor recreational products, equipment and services of Tracker Marine Retail, LLC, upon the occurrence of a Bankruptcy Event with respect to Tracker Marine Retail, LLC.

                    (C)      Restriction on Development.

                              (1)     Bluegreen agrees, on behalf of itself and its Affiliates, that neither Bluegreen nor any of its Affiliates shall participate directly or indirectly in the development, construction, ownership, sales, franchise, license, financing, management or operation of, or enter into any agreement regarding, any timeshare development, Resort Interest Program, Fractional Interest Development or timeshare project that: (A) (i) is similar in design to the Big Cedar Timeshare Project or the Red Rock Bluff Timeshare Project; (ii) is similar in theme to the Big Cedar Timeshare Project or the Red Rock Bluff Timeshare Project; or (iii) contains (or will contain) timeshare estates or interests (or portions thereof), units or other interests that are (or will be) marketed or sold at a price equal to or greater than the least expensive timeshare estates or interests (or portions thereof), units or other interests marketed or sold at the Big Cedar Timeshare Property or the Red Rock Bluff Timeshare Property; and (B) which is located or proposed to be located within the “Restricted Area.” “Restricted Area” shall mean the area located within fifty (50) miles from any point of the Big Cedar Timeshare Property or the Red Rock Bluff Timeshare Property.

                              (2)      If Bluegreen or any of its Affiliates commits a breach or threatens to commit a breach of any of the provisions of this Section 7.6(C), BCLLC, on behalf of itself and the Company, shall have the right and remedy, in addition to any others that may be available at law or in equity or under this Agreement, to have the provisions of this Section 7.6(C) specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to BCLLC and the Company and that money damages will not provide an adequate remedy. Such injunction shall be available without the posting of any bond or other security, and Bluegreen, on behalf of itself and its Affiliates

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consents to the issuance of such injunction. The existing activities of Bluegreen and its Affiliates as of the date of this Agreement which are described in Schedule 7.6 attached hereto are approved exceptions to this Section 7.6(C).

                              (3)     The restrictions set forth in this Section 7.6(C) shall terminate on the termination of this Agreement (as same may be extended).

          Section 7.7  Non-Competition—BCLLC.

                    (A)      Promotion of Resort Interest Program. Notwithstanding any other provision of this Agreement, BCLLC agrees, on behalf of itself and its Affiliates, that neither it nor any of its Affiliates shall sell, market, advertise, develop or promote any Resort Interest Program, excepting, however, the Timeshare Projects, the Bluegreen Vacation Club, any Bluegreen Timeshare Facility as offered by Bluegreen, and any Fractional Interest Development (regardless of Bluegreen involvement, but subject to Section 7.9). Notwithstanding the foregoing, it is agreed that BCLLC and its Affiliates may continue to operate the projects owned or controlled by BCLLC or its Affiliates at the following locations: Valhalla Island, Florida; Floridian Sports Club; Welaka, Florida; Frying Pan River Ranch, Colorado; Komaham Lodge, British Columbia; the parcel of land known as the “Stonecroft” property, Missouri; or at any property owned now or in the future by American Sportsman Holdings Co. BCLLC shall be permitted to sell, develop, market, advertise or promote any whole ownership real estate development.

                    (B)      Termination. The restrictions set forth in Section 7.7(A) shall terminate on the earlier of (i) the termination of the Marketing Agreement (as same may be extended) or (ii) upon the occurrence of a Bankruptcy Event with respect to Bluegreen or Bluegreen Corporation.

          Section 7.8  BCLLC’s Right to Participate.

                    (A)     General. It is acknowledged by the Members that Bluegreen is in the business of developing, marketing and selling Resort Interest Programs, including timeshare projects. It is further acknowledged by the parties that there may arise the occasion where Bluegreen may consider developing a timeshare project based on the same concept as the Big Cedar Timeshare Project or the Red Rock Bluff Timeshare Project at other locations, which timeshare project will contain timeshare estates or interests (or portions thereof), units or other interests that will be marketed or sold at a price equal to or greater than the least expensive timeshare estates or interests (or portions thereof), units or other interests marketed or sold at the Big Cedar Timeshare Property or the Red Rock Bluff Timeshare Property (any such timeshare project, a “Proposed Project”). Bluegreen agrees that, subject to the limitations set forth in this Section 7.8, BCLLC shall have the exclusive, irrevocable and absolute right to “Participate” (as defined below) with Bluegreen in the development of a Proposed Project. A timeshare project shall be deemed to be based on the same concept as the Big Cedar Timeshare Project or the Red Rock Bluff Timeshare Project if it is founded upon an outdoor/wilderness/rustic theme, utilizing lodges and/or cabins, and using similar materials and architectural design. The right to “Participate” shall mean the right to co-develop and/or provide marketing and promotional services as such co-development or providing of services may be mutually agreed to by BCLLC

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on the one hand, and Bluegreen on the other.

                    (B)      Limitations; Term. BCLLC’s right to Participate set forth in Section 7.8(A) shall terminate on the earlier of (i) the termination of the Marketing Agreement (as same may be extended) or (ii) the occurrence of a Bankruptcy Event with respect to BCLLC.

                    (C)      Procedures for Exercise. If Bluegreen desires to develop a Proposed Project, then Bluegreen shall first offer in a written notice for BCLLC to Participate in the Proposed Project, specifying the terms and conditions of such Participation (the “Participation Offer Notice”). BCLLC shall have sixty (60) days from the date written notice was received to accept the offer to Participate, and if BCLLC does not accept the offer provided in the Participation Offer Notice within such period, BCLLC shall be deemed to have rejected the offer. If BCLLC does not accept such offer, then at the expiration of the sixty (60) day notice period (or such earlier date as the right to Participate has been expressly rejected in writing by BCLLC during such period), Bluegreen may offer the right to Participate to any Person who is not a BP/Tracker Competitor, provided that a binding letter of intent or similar agreement is entered into between Bluegreen and such Person within one hundred eighty (180) days after the expiration of such sixty (60) day notice period and Bluegreen does not elect to proceed with such Proposed Project itself without a co-development partner. If a binding letter of intent or similar agreement is not entered into between Bluegreen and such Person within one hundred eighty (180) days after the expiration of the sixty (60) day notice period and Bluegreen does not elect to proceed with such Proposed Project itself without a co-development partner, such proposed Participation shall again be subject to this Section 7.8 and shall require compliance by Bluegreen with the procedures described in this Section 7.8. Any information included in the Participation Offer Notice shall be maintained by BCLLC as confidential information which may be disclosed by BCLLC only to inform Bass Pro, Inc. and their respective advisors, legal counsel, consultants and senior executives who have a need to know such information, and otherwise be disclosed only as required by applicable Law. The exercise or non-exercise of the rights of BCLLC under this Section 7.8 with respect to any Proposed Project shall not adversely affect its rights with respect to subsequent Proposed Projects under this Section 7.8.

          Section 7.9  Bluegreen’s Right to Participate.

                    (A)   General. If BCLLC and/or its Affiliates develop a Fractional Interest Development (or develops any Resort Interest Program as otherwise may be permitted under this Agreement), and determines that the same is to be developed through the participation of an additional investor, whether by joint venture, limited liability company, or otherwise, then BCLLC agrees, on behalf of itself and its Affiliates, that, subject to the limitations set forth in this Section 7.9, Bluegreen shall have the exclusive, irrevocable and absolute right to Participate (as defined above) with BCLLC and/or its Affiliates in such Fractional Interest Development or Resort Interest Program, as applicable.

                    (B)      Procedures for Exercise. Any election by Bluegreen to Participate shall be effective only if BCLLC (or its Affiliate) and Bluegreen execute a letter of understanding documenting their mutual agreement as to co-development and marketing and promotional services as relate to the proposed Fractional Interest Development or Resort Interest Program within sixty (60) days after Bluegreen receives written notice from BCLLC (or its Affiliate) of

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its intent to develop a Fractional Interest Development or Resort Interest Program. Such notice shall include a reasonable description of the Fractional Interest Development or Resort Interest Program. Such information as included in the notice shall be maintained by Bluegreen as confidential information which may be disclosed by Bluegreen only to its advisors, legal counsel, consultants and senior executives who have a need to know such information, and otherwise be disclosed only as required by applicable Law. If Bluegreen elects not to Participate or fails to execute a letter of understanding within sixty (60) days, then BCLLC (or its Affiliate) may proceed with such Fractional Interest Development or Resort Interest Program without Participation or involvement of Bluegreen.

                    (C)      Limitations; Term. Bluegreen’s right to Participate set forth in Section 7.9(A) shall terminate on the earlier of (i) the termination of the Marketing Agreement (as same may be extended) or (ii) the occurrence of a Bankruptcy Event with respect to Bluegreen or BC.

          Section 7.10  Specific Rights, Authority and Obligations of the Members.

                    (A)      Marketing. Notwithstanding the other provisions hereof, Bluegreen and BCLLC shall cooperate to develop a mutually acceptable arrangement for the marketing and sales of timeshares in the Timeshare Projects. Specifically, BCLLC shall not assume day-to-day control of the marketing, sales, or operational aspects, or the back-of-house administrative activities of the timeshare business, all of which shall continue to be administered by Bluegreen pursuant to the terms of this Agreement and the Marketing Agreement; provided, however, BCLLC shall have the right to establish the policies, procedures and guidelines applicable to the (i) use of the Bass Pro and Big Cedar brands and (ii) timeshare marketing and sales activities at the Timeshare Projects, and the Bass Pro retail outlets to the extent such activities affect Bass Pro/Big Cedar customers.

                    (B)      Brand Licensing Fees and Marketing Fees. During the term of this Agreement, the Company shall pay to BCLLC, for the promotional, marketing and advertising services contemplated by this Agreement and other Approved Agreements, a “Brand Licensing Fee” equal to five percent (5%), and a “Marketing Fee” equal to four and one-half percent (4.5%), respectively, of the Net Sales Volume of timeshare sales of the Company at the Red Rock Bluff Timeshare Project and any new units that are constructed on the grounds of the Big Cedar Timeshare Project and sold by or on behalf of the Company, excluding however, the Building 3000 Project; provided, however, the net effect of the Brand Licensing Fee and Marketing Fee shall not collectively result in granting BCLLC an effective share greater than forty-four percent (44%) of the Field Operating Profit of the Company prior to the application of the Brand Licensing Fee and the Marketing Fee.

                    (C)      Transfer of Property / Club Arrangement. Notwithstanding any other provisions contained herein to the contrary, Bluegreen, acting by and through any of its authorized representatives, is expressly authorized to transfer and convey timeshare interests as may exist in the Timeshare Projects to purchasers thereof and accept therefor instruments of indebtedness relating to the sale and transfer of such timeshare interests, and is further authorized to sell or pledge such instruments of indebtedness, including promissory notes, mortgages or deeds of trust received from consumer purchasers of timeshare interests, which sales or pledges

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may be to such third party entities as in the discretion, from time to time, determined by Bluegreen. In furtherance thereof, Bluegreen may transfer, whether by sale, pledge or otherwise, any and all collateral related to the sale of such timeshare interests as such third party may request, including but not limited to consumer transaction documents relating to the sale of timeshare interests which accompany the deed of trust and promissory note related thereto. In addition, Bluegreen, acting by and through any of its authorized representatives, is expressly authorized to arrange and implement the involvement or inclusion of the Timeshare Projects in the Bluegreen Vacation Club, and to provide for registration, marketing and sale of the timeshare interests in the Timeshare Projects as a part of or otherwise affiliated with the Bluegreen Vacation Club.

                    (D)     Shared Expense.

                              (1)     Bluegreen acknowledges that (i) pursuant to certain agreements executed in relation to this Agreement and the Original Operating Agreement, including, without limitation, that certain Easement Agreement dated as of June 15, 2000, by and among BCLLC, Three Johns Company, Bluegreen, the Big Cedar Owners’ Association, and the Company, certain owners of timeshare interests at the Big Cedar Timeshare Project and the Red Rock Bluff Timeshare Project shall have rights to be present on the premises of, and to use certain facilities of, the Big Cedar Lodge (the “Timeshare Owner Use”); (ii) such Timeshare Owner Use has directly contributed to the success of the Big Cedar Timeshare Project, and that the Timeshare Owner Use will continue to contribute to the success of the Timeshare Projects; and (iii) BCLLC has incurred and may incur future expenses and liabilities from time to time arising from accidents, injuries or other losses suffered by owners of timeshare interests at the Timeshare Projects as a result of the Timeshare Owner Use. In recognition of the foregoing, the Members agree that, in addition to any cost-sharing or indemnification that the Big Cedar Owners’ Association may provide to BCLLC, the Company shall, on an annual basis, pay to and reimburse BCLLC for 100% of all expenses or liabilities incurred by BCLLC as a result of the Timeshare Owner Use (net of any amounts covered by insurance or paid by the Big Cedar Owners’ Association).

                              (2)     BCLLC shall maintain insurance at least equal to the insurance it presently maintains. BCLLC shall submit to the Company an itemized list of expenses owing to BCLLC pursuant to Section 7.10(D)(1) no later than thirty (30) days prior to the end of each Fiscal Year. The Company shall inform BCLLC of any objections to BCLLC’s itemized list within twenty (20) days of receipt, and shall pay, to the extent not paid by the Big Cedar Owners’ Association, directly to BCLLC all amounts to which there is no objection prior to the end of each Fiscal Year. The parties shall cooperate to come to an agreement as to any amounts subject to a Company objection as expeditiously as possible.

          Section 7.11 Records of the Company. The Company will provide the Members complete access to and right to audit books and records of the Company, at the sole expense of the Member accessing such books and records and/or conducting such audit. Bluegreen shall provide BCLLC with a monthly report and certification of all timeshare sales of the Timeshare Projects with names of the purchasers, the same being due within twenty (20) days of the first of each calendar month.

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ARTICLE 8.     TRANSFERS OF INTERESTS

          Section 8.1    Restrictions.

                    (A)      Except as provided in this Section 8.1 and each sub-part hereof, no Member may, without the prior consent of all of the Members, which consent may be withheld in such Member’s sole discretion, effect a Transfer of all or any part of his or her Membership Interest, provided, however, either Party may Transfer its Membership Interest: (i) to an Affiliate of such Member (after providing reasonable evidence to the Company or the other Member that the prospective Transferee is in fact an Affiliate to the extent the Company or the other Member requests such evidence) of the other Member; and (ii) to the Company in accordance with any agreement with the Company unanimously approved by the Management Committee. “Transfer” means any voluntary or involuntary transfer, sale, assignment, exchange, encumbrance, charging order or hypothecation or other disposition.

                    (B)      Voluntary Transfers in violation of the provisions hereof shall be void and of no effect for any purpose. Members who have effected Transfers of all of their Membership Interests shall have no further right, authority, and/or responsibility to participate in the management of the business and affairs of the Company.

                    (C)      Each party hereto acknowledges the reasonableness of the restrictions on Transfer imposed by this Agreement in view of the Company purposes and the relationship of the Members. Accordingly, the restrictions on Transfer contained herein shall be specifically enforceable. Each party hereto hereby further agrees to hold the Company and each Member wholly and completely harmless from any cost, liability, or damage (including reasonable attorneys’ fees, liabilities for income taxes, and the cost of enforcing this indemnity) incurred by any of such indemnified Persons as a result of a Transfer or an attempted Transfer by such party in violation of this Agreement.

          Section 8.2    Effect of Assignment; Documents.

                    (A)      Any Membership Interest transferred pursuant to the provisions of this Article 8 shall be subject to the restrictions and obligations set forth in this Agreement and no Transfer of any Membership Interest otherwise permitted hereunder (except for a pledge or collateral assignment to another Person) shall be effective for any purpose unless and until the party to whom such Membership Interest is being transferred has executed this Agreement (as amended) and agreed to be bound by all of its terms and provisions. Unless otherwise expressly agreed by the Members or expressly provided herein, no Transfer permitted hereunder shall relieve the assignor from any of its obligations under this Agreement accruing prior to such Transfer.

                    (B)      In the event ownership of any Membership Interest is transferred to any other Person other than in accordance with the provisions set forth in this Article 8, such transferee shall succeed to such Membership Interest as an assignee only under the Act and, except for a successor permitted pursuant to Section 8.1, shall have no right to become a substitute Member or to participate in the management of the business and affairs of the Company and shall not be considered a “Member” under this Agreement or be a “member” as

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that term is used in the Act with respect to such Membership Interest; provided, however, such transferee shall (1) be liable for the obligations of his or her assignor under this Agreement attributable to such Membership Interest; (2) be subject to the continuing obligations attributable to such Membership Interest under this Agreement; and (3) be entitled to receive the distributions attributable to such Membership Interest under Articles 3 and 9 and allocations of Profits and Losses and other items under Article 4.

ARTICLE 9.     DISSOLUTION OF THE COMPANY

          Section 9.1     Liquidation Events.

                    (A)      No act, thing, occurrence, event, or circumstance shall cause or result in the dissolution of the Company except that the earliest to occur of any of the following events (a “Liquidation Event”) shall work an immediate dissolution of the Company:

                                (1)     December 31, 2057;

                                (2)     The sale or other disposition of all or substantially all of the Business Property;

                                (3)     A decision to do so approved by all Members; or

                                (4)     Subject to Section 9.2 below, any event (each a “Dissociation Event”) described in Section 18-801 of the Act occurring with respect to a Member; provided, however, the Members hereby agree that, upon the occurrence of (a) a permitted Transfer in accordance with the provisions of Article 8; or (b) a voluntary withdrawal of a Member in violation of the terms of this Agreement, the business and affairs of the Company shall be automatically continued by the Company and such event shall not constitute a Dissociation Event for purposes of this Agreement.

                    (B)     Notwithstanding any provision of the Act, each Member hereby covenants and agrees that the Members have entered into this Agreement based on their mutual expectation that all Members will continue as Members and carry out the duties and obligations undertaken by them hereunder and that, except as otherwise expressly required or permitted hereby, each Member covenants and agrees not to (1) take any action to dissolve the Company; (2) take any action that would cause a bankruptcy of such Member; (3) voluntarily withdraw or attempt to withdraw from the Company; (4) exercise any power under the Act to dissolve the Company; or (5) petition for judicial dissolution of the Company, without the unanimous consent of the Members not then in default hereunder.

          Section 9.2  Right to Continue Business and Affairs of Company.

                    (A)     Upon the occurrence of a Dissociation Event with respect to a Member (the “Dissociating Member”), the Dissociating Member shall give notice thereof to the other Members and such remaining Member(s) may, within the ninety (90) day period following such occurrence, elect, by agreement of Members collectively holding more than fifty percent (50%) of the Percentage Interests then held by non-Dissociating Members, to continue the business and affairs of the Company for the balance of the term hereof (it being understood that if such an

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agreement is not executed within such ninety (90) day period, the Dissociation Event shall constitute a Liquidation Event). In the event any Member acquires knowledge of a Dissociation Event, that Member shall promptly give notice thereof, specifying the nature of the Dissociation Event and the identity of the Dissociating Member, to the Company and all of the other Members (including the Dissociating Member) and such notice shall be deemed to be notice from the Dissociating Member for purposes of this Section 9.2(A).

                    (B)      If the remaining Member(s) so elect to continue the business and affairs of the Company:

                               (1)     The Company shall not dissolve and its business and affairs shall be carried on without interruption, and without the necessity of the execution of any confirmatory agreement, under the same name and under the same terms and provisions as are set forth in this Agreement (as the same may be amended by the remaining Members); and

                               (2)     The Management Committee shall take such steps and make such filings as may be required to reflect such Dissociation Event and the continuation of the business and affairs of the Company.

          Section 9.3  Distribution of Proceeds on Dissolution; Winding Up; Reserves.

                    (A)     Upon the occurrence of a Liquidation Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members and neither the Management Committee nor any General Manager or Member shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up the Company’s business and affairs. To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as Dissolution Proceeds have been distributed pursuant to this Section 9.3 and the Company has filed a certificate of cancellation.

                    (B)     The General Manager or, if there is no General Manager, a Member appointed by the Members (in either case, the “Winding-Up Member”) shall be responsible for overseeing the winding up and liquidation of the Company. As soon as reasonably practical after the occurrence of a Liquidation Event, the Winding-Up Member shall file a notice of winding up and take such other actions as are required under the Act to dispose or make provision for the known and unknown claims against the Company. After filing the notice of winding up, the Winding-Up Member shall take full account of the Company’s liabilities and the Business Property, cause the Business Property to be liquidated as promptly as is consistent with obtaining the fair value thereof, and shall cause the proceeds therefrom and any other assets and funds of the Company (collectively, the “Dissolution Proceeds”) to the extent sufficient therefor, to be applied and distributed in the following order:

                              (1)     First, to the payment of all unpaid secured indebtedness of the Company to the extent of the lesser of the value of the secured property or the amount of the secured indebtedness;

                              (2)     Second, to the payment of the Company’s remaining indebtedness, including any Member Loan; and

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                              (3)     Third, the balance, if any, less such reserves (“Dissolution Reserves”) as the Winding-Up Member reasonably determines are necessary or appropriate for anticipated or contingent expenses of the Company, shall be distributed to the Members in accordance with Section 3.1.

                    (C)     To the extent the Winding-Up Member subsequently determines Dissolution Reserves (or any part thereof) to be unnecessary for Company expenses, he or she shall cause such amounts to be distributed or paid to the Members or other Persons who would have received the proceeds comprising such Dissolution Reserves under this Section 9.3 as if such proceeds had not been used to fund Dissolution Reserves.

                    (D)     When all of the remaining property and assets of the Company have been applied and distributed as provided in this Section 9.3, the Winding-Up Member shall file a certificate of cancellation as provided in the Act and take such other actions as may be necessary to cause the Company to withdraw from all jurisdictions where the Company is then authorized to transact business.

          Section 9.4  Allocations Upon Dissolution. Profits and Losses from an event causing dissolution pursuant to Section 9.1 shall be allocated among the Members so that after such allocations and the other allocations under this Agreement, to the maximum extent possible the final Capital Account balances of the Members are at levels which would permit liquidating distributions, if made in accordance with such final Capital Account balances, to be equal to the distributions that will occur under Section 9.3(B)(3). To the extent that the allocation provisions of this Agreement would not produce such target Capital Account balances, the Members agree to take such actions as are reasonably necessary to amend such allocation provisions to produce such balances so long as such amendments are permissible under the applicable tax Law.

ARTICLE 10. GENERAL

          Section 10.1  Notices/Approvals to Be In Writing. Any notice, request, approval, consent, demand or other communication required or permitted hereunder shall be given by hand delivery or sent and paid Federal Express or other overnight delivery, at the following addresses or such other addresses as such party hereto shall advise the others:

If to Bluegreen:	4960 Conference Way North, Suite 100 Boca Raton, Florida 33431 Attention: David Pontius, President

With a copy to:	Bluegreen Corporation 4960 Conference Way North, Suite 100 Boca Raton, Florida 33431 Attention: General Counsel

With a copy to:	James J. Scavo, Esq. Weinstock and Scavo, P.C. 3405 Piedmont Rd., N.E. Suite 300 Atlanta, Georgia 30305 Email: jscavo@wslaw.net

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With a copy to:	Barry E. Somerstein, Esq. Ruden McClosky 200 East Broward Blvd PO Box 1900 Ft. Lauderdale, Florida 33301 Email: barry.somerstein@ruden.com

(Delivery to legal counsel, however, shall not be deemed notice to Bluegreen).

If to BCLLC:	2500 East Kearney Street Springfield, Missouri 65898 Attention: Toni Miller Attention: General Counsel

With a copy to:	Latham & Watkins LLP Sears Tower, Suite 5800 233 South Wacker Drive Chicago, IL 60606 Attention: Michael A. Pucker Email: michael.pucker@lw.com

(Delivery to legal counsel, however, shall not be deemed notice to BCLLC).

          All notices shall be deemed given at the time of hand delivery or the time such is deposited with Federal Express or other reputable overnight delivery service for transmittal as aforesaid; provided, however, the time at which response or action in response to any notice must be given or taken shall run form the time of actual receipt of such notice.

          Section 10.2 Entire Agreement. This Agreement and the other agreements contemplated hereby, including the Approved Agreements, among the Company and any of the Members, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, (including the Original Operating Agreement) understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof or thereof. No representation, inducement, promise, understanding, condition or warranty not set forth in this Agreement or the Approved Agreements has been made or relied upon by any party to this Agreement. This Agreement is not intended to confer upon any Person other than the Members and the Company any rights or remedies hereunder.

          Section 10.3 Amendments. This Agreement may be amended only by agreement executed by all the Members.

          Section 10.4 Miscellaneous. Time is of the essence with respect to this Agreement. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and assigns, and no other Person shall acquire or have any right under or by virtue of this Agreement. Captions contained in this Agreement in no way define or limit the scope or intent of this Agreement. If any provision of this Agreement, or the application of any such provision to any Person or

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circumstance shall be held to be illegal, invalid or unenforceable under present or future Laws effective during the term hereof, the remainder of this Agreement, or the application of such provision to any other Persons or circumstances, shall not be affected thereby and shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof. In lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision, as may be possible and be legal, valid and enforceable. Every exhibit, schedule and other appendix attached to this Agreement and referred to herein is incorporated in this Agreement by reference. All capitalized terms are defined herein and are used as so defined. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto, notwithstanding that all the parties are not signatories to the original or same counterpart. Should a provision of this Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the same shall not apply the assumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be more strictly construed against the party which itself, or through its agent, prepared the same, it being agreed that the agents of all parties have participated or had the opportunity to participate in the preparation of this Agreement.

          Section 10.5      GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO ITS INTERNAL CONFLICTS OF LAWS PRINCIPALS.

          Section 10.6      Submission to Jurisdiction. Each of the parties hereto irrevocably (A) agree that any legal suit, action or proceeding arising out of or based upon this Agreement shall be instituted only in the Federal District Court for the Western District of Missouri, (B) waive, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to venue of any such proceeding and (C) submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

          Section 10.7      Remedies.

                    (A)           If the Company or any party obtains a judgment against any other party by reason of breach of this Agreement, a reasonable attorneys’ fee as fixed by the court shall be included in such judgment. Any Member shall be entitled to maintain, on its own behalf or on behalf of the Company, any action or proceeding against any other Member or the Company (including, any action for damages, specific performance, or declaratory relief) for or by reason of breach by such party of this Agreement, notwithstanding the fact that any or all of the parties to such proceeding may then be Members in the Company, and without dissolving the Company as a limited liability company; provided, however, the liability of any Member or the Company for or by reason of breach by such party of this Agreement shall be limited as set forth herein.

                    (B)           The remedies conferred upon the Company or any Member in this Agreement are intended to be exclusive of any other remedy herein or by Law provided or permitted. No failure or delay on the part of a Member or the Company to exercise any right it may have in the event of an act or omission giving rise to a claim hereunder in accordance with

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the terms of this Agreement by a Member shall prevent the exercise of such right by such Member or the Company at any time such Member defaulting as provided for in this Agreement, may continue to be so in default, and no such failure or delay shall operate as a waiver of any default. Notwithstanding the limitations of liability as provided for in this Agreement, each party to this Agreement agrees that the Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to the remedies to which the non-breaching Members may be entitled in accordance with the terms hereof the non-breaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

          (C)      No waiver by a Member or the Company of any breach of this Agreement shall be deemed to be a waiver of any other breach of any kind or nature and no acceptance of payment or performance by a Member or the Company after any such breach shall be deemed to be a waiver of any breach of this Agreement whether or not such Member or the company knows of such breach at the time it accepts such payment or performance.

          (D)      In the event of any dispute or disagreement between the Members, such party shall give written notification of such dispute or disagreement to, if such party is BCLLC or any their Affiliates, John M. Maloney, Jr., or the person then performing the duties at Bluegreen currently performed by John M. Maloney, Jr., (“Bluegreen CEO”) and if such party is Bluegreen, acting as Bluegreen, Bluegreen Affiliates or the Company, to James A. Hagale or the person then performing the duties at BCLLC currently performed by James A. Hagale (together with the Bluegreen CEO, the “CEOs”); and (iii) the CEOs shall communicate with each other promptly with a view to resolving such dispute or disagreement within ninety (90) days of commencing any negotiations (or such extended period as the CEOs agree is appropriate in any such case). The foregoing shall be a condition precedent to applicability of the remedies set forth in this Section 10.7. During any period of such communications, all services prior to any claimed default shall continue without any alteration or modification, except as acceptable to the party receiving such services.

          Section 10.8      Representations and Warranties. Each Member warrants, represents, agrees and acknowledges: (1) that it has adequate means of providing for its current needs and foreseeable future contingencies, and anticipates no need now or in the foreseeable future to sell its Membership Interest; (2) that it acquired its Membership Interest for its own account as a long-term investment and without a present view to make any distribution, resale or fractionalization thereof; (3) that it and its independent counselors have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment involved in its acquisition of its Membership Interest and they have evaluated the same; (4) that it is able to bear the economic risks of such investment; (5) that it and its independent counselors have made such investigation of the Company (including its business prospects and financial condition) and the Members have had access to all information regarding the Company and the Members, and have had an opportunity to ask all of the questions regarding the Company and the Members as they deem necessary to fully evaluate its investment therein; (6) that in connection with its acquisition of its Membership Interest, it has been fully

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informed by its independent counsel as to the applicability of the requirements of the Securities Act of 1933 and all applicable state securities or “blue-sky” laws to its Membership Interest; (7) that it understands that (a) its Membership Interest is not registered under the Securities Act or any state securities law; (b) there is no market for its Membership Interest and that it will be unable to transfer its Membership Interest unless such is so registered or unless the transfer complies with an exemption from such registration (evidence of which must be satisfactory to counsel for the Company); (c) such Membership Interest cannot be expected to be readily transferred or liquidated; (d) its acquisition of a Membership Interest in the Company involves a high degree of risk; and (e) that no representations are or have been made to it by the Management Committee, any Member, or their respective representatives as to any tax advantages which may inure to its benefit or as to the Company’s status for tax purposes, and that it has relied upon its independent counsel with respect to such matters.

          Section 10.9      Financial Reporting. In addition to the requirements set forth in Section 5.1(A), the Management Committee shall periodically, and at no time less than quarterly, establish financial reporting in respect to the Company, which financial reporting shall be delivered to BCLLC and Bluegreen, and which financial reporting shall be a compilation of sales of timeshare interests, income arising therefrom, and expenses of the Company, inclusive of marketing, sales and operating expenses. Such financial reporting shall include an income statement, balance sheet or other information as may be reasonably required.

          Section 10.10      Confidentiality; Public Announcements.

                    (A)             Each Member covenants and agrees (i) to receive and hold in strict confidence all Proprietary Information received by such Member, its Affiliates and/or representatives and to use such Proprietary Information only in connection with the businesses of the Company and such Member’s investment therein, and (ii) to cause its representatives and Affiliates, including any members of the Management Committee, to comply with the preceding clause (i).

                    (B)             Section 10.10(A) hereof shall not apply to any Proprietary Information which a Member can establish to have: (i) been disclosed by such Member with the Company’s prior written consent; (ii) become generally available to the public other than as a result of disclosure by such Member in breach of this Section 10.10 or any other obligations of confidentiality that a Member may have to the Company; (iii) been independently developed by such Member outside the scope of agreements with the Company through Persons (including any representatives of such Member) who have not had actual knowledge of such Proprietary Information; (iv) been rightfully obtained by such Member from a third party without knowledge that such third party is obligated to protect its confidentiality; provided that such Member has used all reasonable efforts to determine whether such third party has any such obligation; (v) been obligated to be produced or disclosed pursuant to applicable law, provided that such Member seeks appropriate protective relief from all or part of such disclosure; or (vi) been used in connection with litigation between the parties.

                    (C)             Any publicity release, advertisement, filing, public statement or announcement made, regarding this Agreement or any of the transactions contemplated hereby, or BCLLC or any of its Affiliates is to be first reviewed by, and must be reasonably satisfactory

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to, BCLLC and Bluegreen. The parties agree that, notwithstanding the foregoing, Bluegreen Corporation may make public disclosure as required by law, including press releases and SEC filings, related to its interest in the Company of the following information: (i) the Company’s publicly disclosed development plans, (ii) previously publicly disclosed results and comparative information, including revenues on quarterly and annual basis, and (iii) financial results on quarterly and annual basis.

                    (D)             Notwithstanding the foregoing, BC or Bluegreen may use information regarding the performance of the Company’s receivables portfolio in connection with disclosing its performance as a servicer of receivables in related matters.

[Remainder of Page Intentionally Left Blank]

                    IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

BLUEGREEN VACATIONS UNLIMITED, INC.
a Florida corporation

By:

Please Print Name:

Its:

BIG CEDAR, L.L.C.,
a Missouri limited liability company

By: Bass Pro Group, LLC, a Delaware limited
liability company, its Sole Member

By:

Toni M. Miller
Vice President, Chief Financial Officer &
Treasurer

Solely with respect to Section 2.6,

BLUEGREEN CORPORATION,
a Massachusetts corporation

By:

Please Print Name:

Its:

Schedule 1

Expenses of Bluegreen

RED ROCK / MPI PROPERTY

Invoices paid by Bluegreen Corp with respect to MPI Property Purchase

Date	Payee	Amt	Description

6/29/2007	Virginia Polinski	596.87	Kinco’s Plat Copies

7/23/2007	Ruden McClosky	15,580.20	Long Creek Campground Lease Assumption (Boat Slips

11/9/2007	Neale & Newman	1,095.50	Opinion Ltr, Zoning, S&M, Land Use

11/16/2007	Weinstock & Scavo	5,330.00	Assoc. Articles of Incorp/Bylaws, Plats Declaration
11/30/2007	The Conference Group	34.55	Teleconference Call
10/31/2007	JP Morgan Chase Bank	17,806.50	Legal fee with closing of loan
10/19/2007	JP Morgan Chase Bank	38,032.54	Loan Interest Payment

	Amts Pd by Bluegreen	78,476.16

Schedule 2

Approved Agreements

          1.          Amended and Restated Marketing & Promotions Agreement dated as of December 31, 2007, by and among BCLLC, Bluegreen, the Company, and the other parties thereto.

          2.          Amended and Restated Operational Services and Integration Agreement, dated as of December 31, 2007, by and among BCLLC, Bluegreen, and Big Cedar Resort Club Owners Association, Inc.

          3.          Amended and Restated Servicing Agreement, dated as of December 31, 2007, by and among Bluegreen Corporation, the Company and BCLLC.

          4.          Amended and Restated Administrative Services Agreement, dated as of December 31, 2007, by and among Bluegreen, the Company and BCLLC.

          5.          Easement Agreement by and among BCLLC, the Company, and the Big Cedar Resort Club Owners Association, Inc., dated as of June 15, 2000.

          6.          Easement Agreement by and among BCLLC, the Company and the Big Cedar Resort Club Owners Association, Inc., to be executed by the parties within 30 days of the date hereof.

          7.          Construction Management Agreement, by and among Bass Pro, Inc. and the Company, to be executed by the parties within 30 days of the date hereof.

Schedule 7.6

Excepted Bluegreen Activities

Sale of timeshare interests at Falls Village Resort, located in Branson, Missouri and Horizons by Marriott Vacation Club at Branson, located in Branson, Missouri.

1

EXHIBIT A

MEMBERS

Member Name and Address	November 30, 2007 Capital Account	Member Loans[1]	Percentage Interest

Bluegreen Vacations Unlimited, Inc.	$22,543,723 (Book)	$78,476.16	51%
4960 Conference Way North Suite 100 Boca Raton, Florida 33431	$26,487,838 (Tax)

Big Cedar, L.L.C.	$21,786,316 (Book)	$0	49%
2500 East Kearney Street
Springfield, MO 65898	$25,575,759 (Tax)

[1] In accordance with Section 2.2 of this Agreement, Member Loans do not include normal course receivables and payables.

A-1

EXHIBIT B

BIG CEDAR TIMESHARE PROPERTY

B-1

EXHIBIT C

RED ROCK BLUFF PROPERTY

C-1

EXHIBIT D

RED ROCK BLUFF BUSINESS PLAN

D-1

EXHIBIT E

MASTER USE AND DEVELOPMENT PLAN – RED ROCK BLUFF

E-1

EXHIBIT F

BUSINESS PLAN

F-1

EXHIBIT G

ANNUAL BUDGET

G-1